                                                                   EXHIBIT 10.63

                         CONFIDENTIAL OFFERING CIRCULAR

                                  $600,000,000

                 [LOGO OF EDISON MISSION ENERGY APPEARS HERE]

                      7.73% Senior Notes due June 15, 2009

                                 ------------

   This is an offering by Edison Mission Energy of $600,000,000 of its 7.73% Senior Notes due June 15, 2009. Interest is payable on June 15 and December 15 of each year, beginning on December 15, 1999. We may redeem all or part of the Notes at any time at a redemption price equal to 100% of the principal of the Notes being redeemed plus accrued and unpaid interest and, under certain circumstances, a redemption premium.

   We have agreed to file an Exchange Offer Registration Statement or, under certain circumstances, a Shelf Registration Statement, pursuant to a Registration Rights Agreement. If we fail to comply with certain of our obligations under the Registration Rights Agreement, we will pay additional interest to holders of the Notes.

   Investing in the Notes involves risk. See "Risk Factors" beginning on page
6.

                                                                    Proceeds to
                                                        Discount to    Edison
                                            Price to      Initial     Mission
                                          Investors (1) Purchasers   Energy (1)
                                          ------------- ----------- ------------
Per Note.................................    99.977%      0.650%      99.327%
Total.................................... $599,862,000  $3,900,000  $595,962,000

(1) Plus accrued interest, if any, from June 28, 1999.

   Delivery of the Notes will be made on or about June 28, 1999.

   The Notes have not been registered under the Securities Act. The Notes may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A, to a limited number of institutional "accredited investors" and to certain persons in offshore transactions in reliance on Regulation S. You are hereby notified that sellers of the Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

                           Credit Suisse First Boston

                               ---------------

Lehman Brothers                                                         SG Cowen

       The date of this Confidential Offering Circular is June 23, 1999.

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
COMMISSION REVIEW.....................................................  ii
FORWARD-LOOKING STATEMENTS............................................  ii
NOTICE TO NEW HAMPSHIRE RESIDENTS..................................... iii
OFFERING CIRCULAR SUMMARY.............................................   1
RISK FACTORS..........................................................   6
USE OF PROCEEDS.......................................................   9
CAPITALIZATION........................................................   9
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET........................  10
SELECTED CONSOLIDATED FINANCIAL DATA..................................  11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS................................................  12
BUSINESS..............................................................  22
MANAGEMENT............................................................  40
DESCRIPTION OF THE NOTES..............................................  42
REGISTRATION RIGHTS AGREEMENT.........................................  50
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS...............  51
TRANSFER RESTRICTIONS.................................................  54
PLAN OF DISTRIBUTION..................................................  57
NOTICE TO CANADIAN RESIDENTS..........................................  59
LEGAL MATTERS.........................................................  60
AVAILABLE INFORMATION.................................................  60
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................  60
ANNEX A -- FORM OF LETTER TO BE DELIVERED BY ACCREDITED INVESTORS..... A-1

                                 ------------

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

     We are relying on an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), for offers and sales of securities that do not involve a public offering. The notes offered by this offering circular (the "Notes") are subject to restrictions on transferability and resale and may not be transferred or resold, except as permitted under the Securities Act and applicable state securities laws. By purchasing the Notes, you will be deemed to have made the acknowledgments, representations, warranties and agreements set forth in "Transfer Restrictions." You should understand that you may be required to bear the financial risks of your investment for an indefinite period of time.

     We have furnished this offering circular confidentially to a limited number of institutional investors and certain other investors so that they can consider a purchase of the Notes. We have not authorized its use for any other purpose. This offering circular may not be copied or reproduced in whole or in part. It may be distributed and its contents disclosed only to the prospective investors to whom it is provided. By accepting delivery of this offering circular, you agree to these restrictions. See "Transfer Restrictions."

     This offering circular is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This offering circular summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this offering circular. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the Notes, including the merits and risks involved.

     We are not making any representation to any purchaser of the Notes regarding the legality of an investment in the Notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this offering circular to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Notes.

     You should contact the initial purchasers with any questions about this offering or if you require additional information to verify the information contained in this offering circular.

   We may withdraw the offering of the Notes at any time, and the initial purchasers may reject part or all of any offer to purchase the Notes. We are offering the Notes subject to the terms described in this offering circular.

   You must comply with all laws applicable to the purchase, sale or offer of the Notes and to the distribution of this offering circular. You must also obtain any approvals required for the purchase, sale or offer of the Notes, and neither we nor the initial purchasers will assume any responsibility for obtaining any approvals.

                               Commission Review

   In the course of the Securities and Exchange Commission's review of the registration statement for the exchange offer which we have agreed to make relating to the Notes, we expect to make changes to the description of our business and other information and financial data.

                           Forward-Looking Statements

   This offering circular includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon our knowledge of facts as of the date of this offering circular and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, including, among other things:

  . general political, economic and business conditions in the countries in which we do business;

  . governmental, statutory, regulatory or administrative changes or initiatives affecting us or the electricity industry generally;

  . political and business risks of international projects, including uncertainties associated with currency exchange rates, currency repatriation, expropriation, political instability, privatization efforts and other issues;

  . supply, demand and price for the electric capacity and energy in the markets served by our generating units;

  . competition from other power plants, including new plants that may be developed in the future;

  . operating risks, including equipment failure, dispatch levels, availability, heat rate and output;

  . the cost, availability and pricing of fuel and fuel transportation services for our generating units;

  . our ability to become year 2000 ready and the ability of our customers and suppliers to become year 2000 ready; and

  . our ability to complete the development or acquisition of current and future projects.

   We use words like "anticipate," "estimate," "project," "plan," "expect," "will," "believe" and similar expressions to help identify forward-looking statements in this offering circular.

   For additional factors that could affect the validity of our forward-looking statements, you should read "Risk Factors" beginning on page 6. In light of these and other risks, uncertainties and assumptions, actual events or results may be very different from those expressed or implied in the forward-looking statements in this offering circular, or may not occur. We have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                 ------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

   NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                           OFFERING CIRCULAR SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this offering circular. Reference is made to "Risk Factors" for a discussion of certain issues that should be considered in evaluating an investment in the Notes. In this offering circular, the terms "the Company," "we," "our," "ours" and "us" refer to Edison Mission Energy and its direct and indirect subsidiaries unless the context otherwise requires. "EME" refers to Edison Mission Energy.

Edison Mission Energy

   We are a leading independent power producer engaged in the business of developing, acquiring, owning and operating electric power generation facilities worldwide. Edison International ("EIX") owns us and also owns Southern California Edison Company ("SCE"), one of the largest electric utilities in the United States. At March 31, 1999, we had consolidated assets of approximately $7 billion and total shareholder's equity of approximately $1 billion.

   EME was formed in 1986 with two domestic operating projects. Our business has evolved from the development of contract-based domestic power projects to the development of contract-based international power projects and the acquisition of operating generating assets within developed and deregulating power markets. Currently, we own interests in 58 domestic and international operating power stations with an aggregate generating capacity of 11,826 megawatts ("MW"), of which our share is 8,002 MW. One domestic acquisition of twelve operating projects and one international acquisition of two operating projects, totaling 13,507 MW of generating capacity (of which our share is 100%), are currently pending. In addition, we own interests in one domestic and six international projects that are under construction. The capacity of these projects is expected to total 3,705 MW, of which our anticipated share will be approximately 1,383 MW.

Strategic Overview

   Our business goal is to be one of the leading owners and operators of electric generating assets in the world. We play an active role, as a long-term owner, in all phases of power generation, from planning and development through construction and commercial operation. We believe that such involvement allows us to better ensure, with our experienced personnel, that our projects are well-planned, structured and managed, thereby maximizing value creation. We have separate strategies for developed and developing countries.

   In developed countries, we expect that new long-term contracts are likely to be the exception rather than the rule. Our strategy focuses primarily on three areas with respect to plants whose output is not committed to be sold pursuant to long-term contracts (which are known as "merchant plants"): valuation, power marketing and trading, and regulation. First, we continuously improve our valuation tools, enabling us to bid more effectively and competitively on assets that will be sold over the next five years in the United States, the United Kingdom, Spain, Italy, Australia, New Zealand and other developed countries. Second, we draw on our power marketing and trading skills to mitigate price risks and to enhance the returns of our merchant plants. Third, since our principal customers continue to be regulated utilities, we strive to understand the regulatory and economic environment in which these utilities operate so we may better anticipate and prepare for what they will do.

   In developing countries, our strategy focuses on investing with good partners, securing non-recourse financing based upon long-term contracts with state-owned utilities, and securing government support from organizations such as the Export-Import Bank of the United States, the U.S. Overseas Private Investment Corporation and The Export-Import Bank of Japan.

   In making investment decisions, we evaluate potential project returns against rate of return guidelines. We establish these guidelines by identifying a base rate of return and adjusting the base rate by potential risk factors, such as risks associated with project location and stage of project development. We endeavor to mitigate such risks by:

  .  evaluating all projects and the markets in which they operate;

  .  selecting partners with complementary skills and local experience;

  .  structuring investments through subsidiaries;

  .  managing up-front development costs;

  .  utilizing limited recourse financing; and

  .  linking revenue and expense components where appropriate.

   Many of our projects are operated by our subsidiaries, which helps us to preserve and enhance the value of our investments.

   In response to increasing globalization of the independent power market, we have organized our operation and development activities into three geographic regions: (1) Americas, (2) Asia Pacific and (3) Europe, Central Asia, Middle East and Africa. Each region is served by one or more teams consisting of business development, operations, finance and legal personnel, and each team is responsible for all of our activities within a particular geographic region. Also, we will mobilize personnel from outside a particular region when needed in order to assist in the development of certain projects.

Recent Developments

 Completed Acquisitions

   In May 1999, we acquired 40% of Contact Energy Limited ("Contact Energy") from the government of New Zealand for $674 million. Contact Energy owns and operates eight hydroelectric, geothermal and natural gas-fired power generating plants in New Zealand and owns an interest in one operating hydroelectric plant in Australia, with a total aggregate capacity of 2,409 MW, of which our share is 825 MW. Contact Energy also owns interests in three projects under construction with an expected total generating capacity of 723 MW, of which our share is 195 MW; two of these projects are in New Zealand and one is in Australia. Contact Energy also distributes gas and electricity to customers in New Zealand.

   In March 1999, we acquired 100% of the 1,884 MW Homer City Generating Station for approximately $1.8 billion. This facility is one of the largest coal-fired plants in the mid-Atlantic region of the United States and has direct, high voltage interconnections to both the New York Power Pool ("NYPP") and the Pennsylvania-New Jersey-Maryland Power Pool ("PJM").

   In December 1998, we acquired 50% of the 540 MW EcoElectrica liquefied natural gas ("LNG")-fired combined-cycle cogeneration facility under construction in Penuelas, Puerto Rico for approximately $243 million. The project also includes a desalination plant and LNG storage and vaporization facilities, and is expected to commence commercial operation by late 1999.

 Pending Acquisitions

   In April 1999, we entered into definitive acquisition documentation to acquire 100% of the Ferrybridge and Fiddler's Ferry coal-fired power plants in the United Kingdom with a total generating capacity of 3,886 MW from PowerGen plc ("PowerGen") for approximately $2.3 billion. These mid-merit plants will complement the pumped-storage hydroelectric power plants we already own in the United Kingdom and will sell power into the electricity trading market there. The closing of this acquisition requires the approval of British trade regulators and is expected to occur in the summer of 1999.

   In March 1999, we entered into definitive acquisition documentation to acquire the fossil-fuel generating assets of Commonwealth Edison Co. ("ComEd"), totaling 9,621 MW of generating capacity, for approximately $5.0 billion. We will operate the plants, which will provide us access to the Mid-America Interconnected Network ("MAIN") and the East Central Area Reliability Council ("ECAR"). The closing of this acquisition is subject to various state and federal regulatory approvals and is expected to be completed by year-end 1999.

   Upon closing of the PowerGen and ComEd acquisitions, we will have an interest in a total of 30,076 MW of generating capacity, of which our share will be 23,300 MW.

                                ----------------

   EME is incorporated under the laws of the State of California. Its headquarters and principal executive offices are located at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612, and its telephone number is (949) 752-5588.

                                  The Offering

   The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents to which we have referred you.

Securities Offered..................  $600,000,000 principal amount of 7.73%
                                      Senior Notes due June 15, 2009.

Interest Payment Dates..............  June 15 and December 15, beginning on
                                      December 15, 1999.

Ranking.............................  The Notes will be senior unsecured obligations of EME, will rank pari passu with all of EME's senior unsecured indebtedness and will rank senior to EME's subordinated indebtedness. All existing and future liabilities of EME's subsidiaries will be effectively senior to the Notes.

Ratings.............................  The Notes have been assigned ratings of
                                      "A-" by Standard & Poor's Ratings Group
                                      and "A3" by Moody's Investors Service,
                                      Inc.

Optional Redemption.................  We may redeem any or all of the Notes at a redemption price equal to the greater
                                      of:

                                      .  100% of the principal amount of the
                                         Notes being redeemed, and

                                      .  the sum of the present values of the
                                         remaining scheduled payments on the
                                         Notes being redeemed discounted at a
                                         rate based on the rates of Treasury
                                         securities with average lives
                                         comparable to the remaining average
                                         lives of the Notes plus 37.5 basis
                                         points;

                                      plus accrued and unpaid interest on the
                                      Notes being redeemed.

Exchange Offer; Registration
Rights..............................  EME will use its reasonable best efforts to commence a registered exchange offer
                                      within 270 days after the issuance of the Notes. If the exchange offer is not commenced (or a shelf registration statement in respect of the Notes is not declared effective) by the 271st day after the issuance of the Notes, then the interest rate on the Notes will increase by 50 basis points, which increase will remain in effect until the exchange offer is commenced or the shelf registration statement has become effective.

Use of Proceeds.....................  We will use the net proceeds from the sale of the Notes for general corporate
                                      purposes, which may include financing the development and construction of new facilities, additions to working capital, reductions of indebtedness and financing of capital expenditures and pending or potential acquisitions.

                      Summary Consolidated Financial Data

   The following table sets forth a summary of our consolidated financial data for the periods indicated. The summary consolidated financial data for the three months ended March 31, 1999 and 1998 was derived from the unaudited consolidated financial statements of EME and its consolidated subsidiaries. The summary consolidated financial data for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 was derived from the audited consolidated financial statements of EME and its consolidated subsidiaries. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                           Three Months
                          Ended March 31,        Years Ended December 31,
                          ----------------  --------------------------------------
                           1999     1998     1998    1997    1996    1995    1994
                          -------  -------  ------  ------  ------  ------  ------
                                            (in millions)
Income Statement Data
Operating revenues......  $ 269.8  $ 231.9  $893.8  $975.0  $843.6  $467.3  $380.6
Operating expenses......    155.6    132.6   543.3   581.1   476.5   264.0   199.9
                          -------  -------  ------  ------  ------  ------  ------
Income from operations..    114.2     99.3   350.5   393.9   367.1   203.3   180.7
Interest expense........    (47.8)   (49.0) (196.1) (223.5) (164.2)  (93.1)  (89.0)
Interest and other
 income.................      8.8     14.6    50.9    53.9    40.7    33.1    38.8
Minority interest.......     (1.0)    (0.8)   (2.8)  (38.8)  (69.5)  (48.3)  (46.1)
                          -------  -------  ------  ------  ------  ------  ------
Income before income
 taxes..................     74.2     64.1   202.5   185.5   174.1    95.0    84.4
Provision for income
 taxes..................     16.3     26.4    70.4    57.4    82.0    31.0    29.4
                          -------  -------  ------  ------  ------  ------  ------
Income before change in
 accounting principle
 and extraordinary
 loss...................     57.9     37.7   132.1   128.1    92.1    64.0    55.0
Extraordinary loss on
 early extinguishment of
 debt, net of income tax
 benefit................      --       --      --    (13.1)    --      --      --
Cumulative effect on
 prior years of change
 in accounting for
 start-up costs.........    (13.8)     --      --      --      --      --      --
                          -------  -------  ------  ------  ------  ------  ------
Net income..............  $  44.1  $  37.7  $132.1  $115.0  $ 92.1  $ 64.0  $ 55.0
                          =======  =======  ======  ======  ======  ======  ======

                                                    December 31,
                          March 31, --------------------------------------------
                            1999      1998     1997     1996     1995     1994
                          --------- -------- -------- -------- -------- --------
                                              (in millions)
Balance Sheet Data
Assets................... $6,931.2  $5,158.1 $4,985.1 $5,152.5 $4,374.0 $2,842.9
Current liabilities......  2,013.9     501.3    339.8    270.9    199.8    170.9
Long-term obligations....  2,575.7   2,366.4  2,532.1  2,419.9  1,839.0  1,159.0
Shareholder's equity.....    989.0     957.6    826.6  1,019.9  1,028.5    622.2

                                  RISK FACTORS

   In addition to the information contained elsewhere in this offering circular, the following risk factors should be carefully considered by each prospective investor in evaluating an investment in the Notes.

EME's ability to repay its debt depends upon the performance of its subsidiaries.

   The Notes will be exclusively EME's obligations and will not be the obligations of any of EME's subsidiaries or affiliates. Because substantially all of EME's operations are conducted by its project subsidiaries, EME's cash flow and ability to service its indebtedness, including EME's ability to pay the interest on and principal of the Notes when due, are dependent upon the ability of EME's subsidiaries to pay dividends and make distributions to EME. Financing agreements for EME's subsidiaries generally place limitations on the ability of those subsidiaries to pay dividends, make distributions or otherwise transfer funds to EME. In addition, financing agreements for EME's subsidiaries, although generally non-recourse to EME, contain certain representations, warranties, covenants and other agreements that, if not met, could lead to a default under such financings. After a default under a project financing for any reason, project lenders may exercise certain rights and remedies typically granted to secured parties, including the ability to take control of the project's collateral assets or EME's ownership interest in the project subsidiary. In addition, EME owns a minority interest in some of its projects, and therefore is unable unilaterally to cause dividends or distributions to be made to it from those operations. Accordingly, EME cannot assure you that it will receive sufficient distributions from its subsidiaries to pay debt service on the Notes when due.

   Any right of EME to receive any assets of any of its subsidiaries upon any liquidation or reorganization of such subsidiary (and the consequent right of holders of the Notes to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary).

   The Indenture governing the Notes will impose no limitations on the ability of EME's subsidiaries to permit contractual restrictions on their ability to make dividends or distributions.

We have a substantial amount of indebtedness.

   As of March 31, 1999, EME had total recourse debt of $1,116 million, with an additional $3,184 million of non-recourse debt appearing on EME's consolidated balance sheet. The percentage of EME's total recourse debt to capitalization was 53% as of March 31, 1999. The Indenture governing the Notes will impose no limitations on our ability to incur additional indebtedness either at the EME level or at the subsidiary level. EME's substantial amount of total recourse debt and the debt of its subsidiaries present the risk that EME might not have sufficient cash to service its indebtedness, including the Notes, and that EME's leveraged capital structure could limit EME's ability to finance the acquisition and development of additional projects, to compete effectively or to operate successfully under adverse economic conditions. See "Capitalization" and "Selected Consolidated Financial Data."

Our project acquisitions and developments may not be successful.

   The development projects and acquisitions in which we have invested or in which we may invest in the future, including those described herein, may be large and complex, and we may not be able to complete the development or acquisition of any such project. The development of a power project may require us to expend significant sums for preliminary engineering, permitting, legal and other expenses before we can determine whether we will win a competitive bid, or whether a project is feasible, economically attractive or financeable. Moreover, access to capital for future projects is uncertain. We cannot assure you that we will be successful in structuring the financing for our projects on a substantially non-recourse basis or that we will obtain sufficient additional equity capital, project cash flow or additional borrowings to enable us to fund the equity commitments required for future projects.

   Power purchase agreements often enable the utility to terminate such agreements, or to retain security posted by the developer as liquidated damages, in the event that a project fails to achieve commercial operation or certain operating levels by specified dates or fails to meet other significant contractual requirements.

In addition, most of our acquisition agreements permit the seller to terminate the agreement or impose penalties if the acquisition of the project is not achieved by a specified date. If such events were to occur, the default provisions in a financing agreement could be triggered (rendering the project debt immediately due and payable) and, as a result, we could lose our interest in the project.

A significant portion of our projects operate without long-term power purchase agreements.

   A significant portion of the projects in which we have acquired, or are acquiring, an interest do not have long-term power purchase agreements. As merchant plants, these projects are subject to market forces to determine the amount and price of power that they sell. We cannot assure you that our merchant plants will be successful in selling power into their respective markets. If they are unsuccessful, they may not be able to generate enough cash to service their own debt or to make distributions to EME.

   In addition, some utilities have brought litigation aimed at forcing the renegotiation or termination of long-term power purchase agreements based upon, among other things, revised estimates of avoided cost or power demands. We cannot assure you that in the future, utilities that purchase power from our contract-based power plants or other power purchasers that purchase power under long-term agreements from us will not seek to abrogate their existing agreements with us.

Competition could adversely affect our business.

   The global independent power industry is characterized by numerous strong and capable competitors, some of which may have more extensive operating experience, more extensive experience in the acquisition and development of power projects, larger staffs and greater financial resources than we do. Further, in recent years certain power markets have been characterized by strong and increasing competition as a result of regulatory changes and other factors which have contributed to a reduction in market prices for power. Such regulatory and other changes may continue to increase competitive pressures in the markets where we operate. Increased competition for our new project investment opportunities may adversely affect our ability to develop or acquire projects on economically favorable terms.

We are subject to extensive government regulation.

   Our operations are subject to extensive regulation by governmental agencies in each of the countries in which we conduct operations. See "Business--Certain Regulatory Matters." Our domestic projects are subject to energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of the projects. Our projects are also subject to federal, state and local laws and regulations that govern the geographical location, zoning, land use and operation of a project. Our international projects are subject to the energy, environmental and other laws and regulations of the foreign jurisdictions in which such projects are located. The degree of regulation varies according to each country and may be materially different from the regulatory regimes in the United States.

   We cannot assure you that the introduction of new laws or other future regulatory developments in countries in which we conduct our business will not have a material adverse effect on our business, results of operations or financial condition, nor can we assure you that we will be able to obtain and comply with all necessary licenses, permits and approvals for our proposed energy projects. If we cannot comply with all applicable regulations, our business, results of operations and financial condition could be adversely affected.

   In addition, if any of our projects loses its status as a qualifying facility ("QF"), eligible facility or foreign utility company under U.S. federal regulations, EME could become subject to regulation as a "holding company" under the Public Utility Holding Company Act. See "Business--Certain Regulatory Matters."

General operating risks and catastrophic events can adversely affect our projects.

   The operation of power generating plants involves many risks, including start-up problems, the breakdown or failure of equipment or processes, performance below expected levels of output, the inability to meet expected efficiency standards, operator error and catastrophic events such as earthquakes, landslides, fires, floods, explosions or similar calamities. The occurrence of any of these events could significantly reduce revenues generated by our projects or increase their generating expenses, thereby diminishing distributions by the projects to EME and, as a result, EME's ability to make payments on the Notes. Equipment and plant warranties and insurance obtained by us may not be adequate to cover lost revenues or increased expenses and, as a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could cause EME to lose its interest in such project.

Our international projects are subject to risks of doing business in foreign countries.

   Our international projects are subject to political and business risks, including uncertainties associated with currency exchange rates, currency repatriation, expropriation, political instability, privatization efforts and other issues that have the potential to impair such projects from making dividends or other distributions to EME and against which we may not be fully capable of insuring. In particular, fluctuations in currency exchange rates can affect, on a U.S. dollar equivalent basis, the amount of our equity contributions to, and distributions from, our international projects. At times, we have hedged a portion of our exposure to fluctuations in currency exchange rates. However, hedge contracts may involve risks, including counterparty default, and we cannot assure you that fluctuations in currency exchange rates will be fully offset by such hedges or that such hedges will be available throughout the term of the Notes.

   The economic crisis in Indonesia has raised concerns over the ability of the state-owned utility to meet its obligations under its power sales contract with our Paiton project and may therefore decrease that project's dividends to EME. See "Business--Asia Pacific." Generally, the uncertainty of the legal structure in certain foreign countries in which we may develop or acquire projects could make it more difficult to enforce our rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire.

Risks associated with the year 2000 problem could have an adverse effect on our business.

   We expect to implement successfully systems to address year 2000 issues. We cannot assure you, however, that our year 2000 compliance will not be delayed or require significant expenditures. Our inability to implement the appropriate software on a timely basis could have an adverse effect on our business. We may also suffer an adverse impact on our business if our suppliers, customers, financial institutions, technical advisors and others with which we conduct business are not year 2000 compliant.

There is no existing market for the Notes, and we cannot assure you that an active trading market will develop.

   Prior to this offering, there has been no market for the Notes. EME has been informed by the initial purchasers that they intend to make a market in the Notes after the completion of this offering. However, the initial purchasers are not required to make a market in the Notes, and they may cease market-making at any time without notice. EME cannot assure you that an active market for the Notes will develop. Moreover, even if a market for the Notes does develop, the Notes could trade at a discount from their face amount. If a market for the Notes does not develop, you may be unable to resell the Notes for an extended period of time, if at all. Consequently, you may not be able to liquidate your investment readily, and lenders may not readily accept the Notes as collateral for loans.

   EME intends to file a registration statement under the Securities Act with respect to the Notes and to use its best efforts to have such registration statement declared effective by the Securities and Exchange Commission ("SEC"). The SEC, however, has broad discretion to determine whether any registration statement will be declared effective and may delay the effectiveness of such registration statement filed by EME for a variety of reasons. Failure to have such registration statement declared effective could adversely affect the liquidity and price of the Notes.

                                USE OF PROCEEDS

   The net proceeds from the sale of the Notes will be used for general corporate purposes, which may include financing the development and construction of new facilities, additions to working capital, reductions of indebtedness and financing of capital expenditures and pending or potential acquisitions. Proceeds not immediately used for such purposes may be invested in short-term investment grade securities.

                                 CAPITALIZATION

   The following table sets forth the unaudited capitalization of EME as of March 31, 1999, as adjusted to reflect (1) the issuance of the Notes and the application of the net proceeds therefrom as described in "Use of Proceeds" and
(2) the equity contributions to EME and other financings associated with the Contact Energy, ComEd and PowerGen acquisitions. The table is qualified in its entirety by the more detailed information included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference." The adjusted capitalization is based on EIX making capital contributions to EME in an approximate aggregate amount of up to $2 billion, on available information and on assumptions that management believes are reasonable under the circumstances. The amount of capital contributions from EIX could change depending on EIX's cash flow, ability to obtain financing, project economics and other factors.

                      Capitalization as of March 31, 1999

                                                             Actual  As Adjusted
                                                            -------- -----------
                                                               (in millions)
Short-Term Indebtedness.................................... $  796.5  $1,446.5
Long-Term Indebtedness.....................................    319.5   1,319.5
                                                            --------  --------
  Total Indebtedness(1).................................... $1,116.0  $2,766.0
Shareholder's Equity....................................... $  989.0  $2,989.0
                                                            --------  --------
  Total Capitalization..................................... $2,105.0  $5,755.0
                                                            ========  ========

--------
(1) Excludes EME subsidiary indebtedness of $3.2 billion as of March 31, 1999 and $7.2 billion (on an as adjusted basis) as of March 31, 1999.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

   The following table sets forth the unaudited condensed consolidated balance sheet of EME as of March 31, 1999 and as adjusted to reflect the issuance of the Notes, the acquisition of a 40% interest in Contact Energy in May 1999 and the pending acquisitions of power plants and related assets from ComEd and PowerGen. The pro forma adjustments are based on EIX making capital contributions to EME in an approximate aggregate amount of up to $2 billion on available information and on assumptions that management believes are reasonable under the circumstances. The amount of capital contributions from EIX could change depending on EIX's cash flow, ability to obtain financing, project economics and other factors.

                                                                    As Adjusted
                                                          March 31,  March 31,
                                                            1999       1999
                                                          --------- -----------
                                                              (in millions)
Assets
  Current assets......................................... $  580.0   $   669.3
  Investments............................................  1,275.4     1,949.1
  Property, plant and equipment, net.....................  4,651.8    12,167.0
  Other assets...........................................    424.0       498.4
                                                          --------   ---------
Total Assets............................................. $6,931.2   $15,283.8
                                                          ========   =========
Current Liabilities
  Accounts payable and accrued liabilities............... $  289.8   $   294.7
  Short-term obligations of EME..........................    796.5     1,446.5
  Short-term obligations of subsidiaries.................    829.1       829.1
  Current maturities of long-term obligations of
   subsidiaries..........................................     98.5        98.5
                                                          --------   ---------
Total current liabilities................................  2,013.9     2,668.8
Long-Term Obligations
  Long-term obligations of EME...........................    319.5     1,319.5
  Long-term obligations of subsidiaries..................  2,256.2     6,311.5
                                                          --------   ---------
    Total long-term obligations..........................  2,575.7     7,631.0
Long-Term Deferred Liabilities...........................  1,202.6     1,725.0
                                                          --------   ---------
Total Liabilities........................................  5,792.2    12,024.8
                                                          --------   ---------
Preferred Securities of Subsidiaries.....................    150.0       270.0
                                                          --------   ---------
Shareholder's Equity.....................................    989.0     2,989.0
                                                          --------   ---------
Total Liabilities and Shareholder's Equity............... $6,931.2   $15,283.8
                                                          ========   =========

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following table sets forth a summary of our consolidated financial data for the periods indicated. The summary consolidated financial data for the three months ended March 31, 1999 and 1998 was derived from the unaudited consolidated financial statements of EME and its consolidated subsidiaries. The summary consolidated financial data for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 was derived from the audited consolidated financial statements of EME and its consolidated subsidiaries. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                        Three Months
                                      Ended March 31,              Years Ended December 31,
                                     -------------------  ----------------------------------------------
                                       1999       1998      1998      1997      1996      1995     1994
                                     ---------  --------  --------  --------  --------  --------  ------
                                                             (in millions)
Income Statement Data
Operating revenues................   $  269.8   $  231.9  $  893.8  $  975.0  $  843.6  $  467.3  $380.6
Operating expenses................      155.6      132.6     543.3     581.1     476.5     264.0   199.9
                                     --------   --------  --------  --------  --------  --------  ------
Income from operations............      114.2       99.3     350.5     393.9     367.1     203.3   180.7
Interest expense..................      (47.8)     (49.0)   (196.1)   (223.5)   (164.2)    (93.1)  (89.0)
Interest and other income.........        8.8       14.6      50.9      53.9      40.7      33.1    38.8
Minority interest.................       (1.0)      (0.8)     (2.8)    (38.8)    (69.5)    (48.3)  (46.1)
                                     --------   --------  --------  --------  --------  --------  ------
Income before income taxes........       74.2       64.1     202.5     185.5     174.1      95.0    84.4
Provision for income taxes........       16.3       26.4      70.4      57.4      82.0      31.0    29.4
                                     --------   --------  --------  --------  --------  --------  ------
Income before change in accounting
 principle and extraordinary loss..      57.9       37.7     132.1     128.1      92.1      64.0  $ 55.0
Extraordinary loss on early
 extinguishment of debt, net of
 income tax benefit...............        --         --        --      (13.1)      --        --      --
Cumulative effect on prior years
 of change in accounting for
 start-up costs...................      (13.8)       --        --        --        --        --      --
                                     --------   --------  --------  --------  --------  --------  ------
Net income........................   $   44.1   $   37.7  $  132.1  $  115.0  $   92.1  $   64.0  $ 55.0
                                     ========   ========  ========  ========  ========  ========  ======
                                                                December 31,
                                     March 31,  ------------------------------------------------
                                       1999       1998      1997      1996      1995      1994
                                     ---------  --------  --------  --------  --------  --------
                                                         (in millions)
Balance Sheet Data
Assets............................   $6,931.2   $5,158.1  $4,985.1  $5,152.5  $4,374.0  $2,842.9
Current liabilities...............    2,013.9      501.3     339.8     270.9     199.8     170.9
Long-term obligations.............    2,575.7    2,366.4   2,532.1   2,419.9   1,839.0   1,159.0
Shareholder's equity..............      989.0      957.6     826.6   1,019.9   1,028.5     622.2
                                        Three Months
                                      Ended March 31,              Years Ended December 31,
                                     -------------------  ----------------------------------------------
                                       1999       1998      1998      1997      1996      1995     1994
                                     ---------  --------  --------  --------  --------  --------  ------
Other Data
Ratio of earnings to fixed
 charges(1).......................        1.7        1.9       1.7       1.6       1.4       1.3     1.2

--------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of income
    (loss) before income taxes of EME (adjusted for the excess or shortfall of dividends or other distributions over equity in earnings of less than 50%- owned entities), amortization of previously capitalized interest and fixed charges (net of capitalized interest). "Fixed charges" represent interest (whether expensed or capitalized), the amortization of debt discount and the interest portion of rentals.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion contains forward-looking statements regarding our company. These statements are based on our current plans and expectations that involve risks and uncertainties which could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include risks set forth in "Risk Factors." Unless otherwise indicated, the information presented in this section is with respect to EME and its consolidated subsidiaries.

General

   The Company is a leading independent power producer engaged in the business of developing, acquiring, owning and operating electric power generation facilities worldwide. The Company's current investments include interests in 58 domestic and international operating power stations with an aggregate generating capacity of 11,826 MW, of which its share is approximately 8,002 MW. One domestic acquisition of twelve operating projects and one international acquisition of two operating projects, totaling 13,507 MW of generating capacity (of which the Company's share is 100%) are currently pending. In addition, the Company owns interests in one domestic and six international projects that are under construction. The capacity of these projects is expected to total 3,705 MW, of which the Company's anticipated share will be approximately 1,383 MW.

   The Company's consolidated operating revenues are derived primarily from electric revenues and equity in income from energy projects. Consolidated operating revenues also include equity in income from oil and gas investments and revenue attributable to operation and maintenance services.

   The Company's acquisitions of its interests in the Loy Yang B, Iberian Hy-Power, EcoElectrica, Homer City and Contact Energy projects, which are described in "Business," each have been accounted for utilizing the purchase method. The purchase prices were allocated to the assets acquired and liabilities assumed based on their respective fair market values. The Company's consolidated statement of income for the three months ended March 31, 1999 reflects the operations of the Homer City project beginning on March 18, 1999.

Quarterly Results of Operations

 Operating Revenues

   Operating revenues increased $37.9 million for the first quarter of 1999, compared with the first quarter of 1998, resulting primarily from an increase in equity in income from energy projects. Equity in income from energy projects increased $43.2 million during the first quarter of 1999, compared with the first quarter of 1998. This increase was primarily the result of higher revenues from several cogeneration projects due to a final settlement on energy pricing for prior years and from one cogeneration project as the result of a gain on termination of a power sales agreement.

 Operating Expenses

   Operating expenses increased $23 million for the first quarter of 1999, compared with the first quarter of 1998. This increase was due to higher fuel, plant operations and administrative and general expenses. The increases in fuel expenses and plant operation expenses were primarily the result of the acquisition of the Homer City project in March 1999. The increase in administrative and general expenses was primarily related to increased project development and acquisition costs.

 Other Income (Expense)

   Interest and other income decreased $6 million for the first quarter of 1999, compared with the first quarter of 1998. The decrease was primarily due to less interest earned on lower cash balances.

 Cumulative Effect of Change in Accounting Principle

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which became effective in January 1999. The Statement requires that certain costs related to start-up activities be expensed as incurred and that certain previously capitalized costs be expensed and reported as a cumulative change in accounting principle. The impact of adopting SOP 98-5 on EME's net income recorded in the first quarter of 1999 was $13.8 million, after tax.

 Provision for Income Taxes

   EME recorded an effective tax provision rate of 22% for the three months ended March 31, 1999, compared with a 41% rate for the same prior year period. The decrease in the 1999 effective tax rate was primarily due to lower foreign income taxes that result from the permanent reinvestment of earnings from foreign affiliates located in different foreign tax jurisdictions.

Annual Results of Operations

 Operating Revenues

   Operating revenues decreased approximately 8% in 1998 compared to 1997, and increased approximately 16% in 1997 compared to 1996. The 1998 decrease was primarily due to the Loy Yang B project's new series of power purchase agreements associated with our acquisition of the remainder of that project in May 1997 and lower Australian currency exchange rates, partially offset by higher energy revenues from the First Hydro project as a result of higher energy prices. The 1997 increase resulted primarily from increases in electric revenues attributable to the start of commercial operations of Loy Yang B Unit 2 in October 1996 and the Kwinana project in December 1996, and higher energy revenues from the First Hydro projects as a result of increased utilization and higher pool prices, partially offset by lower capacity prices in 1997. There were no comparable electric revenues for Loy Yang B Unit 2 for the first nine months of 1996 and for the Kwinana project for the first 11 months of 1996.

   Equity in income from energy projects rose 14% in 1998 compared to 1997, and 17% in 1997 compared to 1996. The 1998 increase was primarily due to earnings from a geothermal project that were previously deferred and lower fuel gas prices at various cogeneration projects, partially offset by lower electric and steam revenues, which are based, in part, on fuel prices. The 1997 increase was mainly attributable to higher electric and steam revenues for several cogeneration projects due to higher fuel gas prices. Equity in income from oil and gas investments decreased approximately 54% in 1998 compared to 1997, and increased approximately 52% in 1997 compared to 1996. The 1998 decrease was primarily due to lower oil and gas prices, while the 1997 increase was due to higher gas prices.

 Operating Expenses

   Total operating expenses decreased $37.8 million in 1998 compared to 1997, and increased $104.6 million in 1997 compared to 1996. The 1998 decrease was primarily due to lower fuel and depreciation and amortization expense. Fuel expense decreased $15.4 million and depreciation and amortization decreased $15.5 million in 1998. The increase in 1997 was principally due to higher fuel, plant operations, depreciation and amortization and administrative and general expenses. Fuel and plant operations expense increased $62.8 million, depreciation and amortization expense increased $12.9 million and administrative and general expenses increased $27.6 million in 1997.

   The 1998 decrease in fuel expense was primarily due to the new fuel supply agreement entered into for the Loy Yang B project in connection with our acquisition of the remainder of that project in May 1997, partially offset by higher fuel expense at the First Hydro projects as a result of higher prices and increased generation in 1998. The 1997 increase in fuel expense and plant operations was primarily due to commencement of commercial operations of the Kwinana project in the fourth quarter of 1996 and increased generation and higher prices at the First Hydro projects.

   The 1998 decrease in depreciation and amortization is the result of a full year's impact of the extension in the useful life of the Loy Yang B project's plant and equipment from approximately 30 years, the term of the previous power purchase agreement, to 50 years, the projected economic life of the plant, as a result of the May 1997 acquisition, combined with lower Australian currency exchange rates. The 1997 increase in depreciation and amortization resulted from the commencement of commercial operations of Loy Yang B Unit 2 and the Kwinana project in the fourth quarter of 1996. The Loy Yang B project's depreciation expense in 1997 was partially reduced due to the extension in the useful life of its plant and equipment.

   Administrative and general expenses decreased slightly in 1998 as a result of lower compensation expense for charges related to EME's phantom stock plan, which is part of the Edison International Equity Compensation Plan, partially offset by higher project development costs. The 1997 increase in administrative and general expenses was attributable to an increase of approximately $54 million in compensation expense as a result of charges related to EME's phantom stock plan. The 1997 increase in compensation expense was partially offset by lower project development costs.

 Other Income (Expense)

   Interest and other income increased $22.5 million in 1998 compared to 1997, and $6.5 million in 1997 compared to 1996. The 1998 and 1997 increases resulted primarily from interest earned on higher cash balances.

   During the second quarter of 1997, EME completed a sale of its ownership interest in B.C. Star Partners for total cash proceeds of $71.2 million. EME recorded an after-tax gain of approximately $14 million on the sale in April 1997.

   During the second quarter of 1996, CalEnergy Company, Inc., EME's partner in four operating geothermal projects in California, purchased all of the stock of four wholly-owned subsidiaries of EME, which held interests in these projects. The purchase price of $70 million resulted in an after-tax gain of $15.5 million. There was no impact on EME's future revenues, as EME discontinued recognizing earnings from these projects during 1993.

   Interest expense decreased $27.4 million in 1998 compared to 1997, and increased $59.2 million in 1997 compared to 1996. The decrease in 1998 was due to lower Australian currency exchange rates and higher capitalized interest as a result of higher accumulated construction expenditures. Capitalized interest decreased $51.9 million in 1997 compared to 1996, due to the completion of construction and resultant commercial operations of Loy Yang B Unit 2 and the Kwinana project in the fourth quarter of 1996, at which time EME discontinued recording capitalized interest related to these projects.

   Minority interest expense decreased $36.1 million in 1998 compared to 1997, and $30.7 million in 1997 compared to 1996. The decreases resulted from the acquisition of the remaining 49% ownership interest in the Loy Yang B project in May 1997.

 Provision for Income Taxes

   EME had effective tax provision rates of 34.8%, 30.9% and 47.1% in 1998, 1997 and 1996, respectively. The 1998 and 1997 tax provisions reflect a benefit from reductions in the United Kingdom corporate tax rate from 33% to 31% effective in April 1997, and from 31% to 30% effective in April 1999. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," this reduction in the United Kingdom income tax rate resulted in reductions in income tax expense of approximately $11 million and $20 million in 1998 and 1997, respectively, to adjust the United Kingdom deferred income tax liability (primarily related to the First Hydro projects) to the new lower tax rate.

 Extraordinary Loss

   The early repayment of the Loy Yang B project's existing debt facilities of $713 million in connection with the Company's acquisition of the remaining 49% interest in May 1997 resulted in an extraordinary loss of $13.1 million (net of income tax benefit of $8.6 million) attributable to the write-off of unamortized debt issue costs.

Liquidity and Capital Resources

   Cash provided by operating activities is derived primarily from distributions from energy projects and dividends from investments in oil and gas.

   For the three months ended March 31, 1999, net cash provided by operating activities decreased to $59.1 million from $103.4 million for the same period in 1998. The 1999 decrease primarily reflected higher income taxes, lower distributions from energy projects and higher working capital requirements.

   For the three months ended March 31, 1999, net cash provided by financing activities increased to $1,708.8 million from net cash used of $2.7 million for the same period in 1998. The 1999 increase was primarily due to the borrowing of $800 million by Edison Mission Holdings Co., the parent company of EME Homer City Generation L.P., the financing of $700 million by EME, and the borrowing by EME on the EME revolving credit facility of $220 million, the proceeds of which were all used to purchase the Homer City project. In May 1999, Edison Mission Holdings Co. refinanced the $800 million borrowing with $300 million of senior secured bonds due 2019 and $530 million of senior secured bonds due 2026. Also in May 1999, the Company financed the acquisition of the 40% interest in Contact Energy with the proceeds from $224 million of EME subsidiary debt, $120 million of EME subsidiary preferred stock, a capital contribution from EIX of $300 million and from available cash.

   For the three months ended March 31, 1999, net cash used in investing activities increased to $1,834.1 million from $16.5 million for same period in 1998. The increase was primarily due to the purchase of the Homer City projects.

   At March 31, 1999, EME had cash and cash equivalents of $387.1 million and had available $224 million of borrowing capacity under a $500 million revolving credit facility that expires in 2001. This borrowing capacity under the revolving credit facility may be reduced by borrowings to finance EME's firm commitments to contribute equity to its subsidiaries so that they can fund capital expenditures and construction costs of their projects.

   Cash provided by operating activities is derived primarily from distributions from energy projects and dividends from investments in oil and gas. Net cash provided by operating activities increased $7.1 million in 1998 compared to 1997, and decreased $35 million in 1997 compared to 1996. The 1998 increase was primarily due to lower income taxes paid and higher distributions from energy projects, partially offset by lower dividends from investments in oil and gas and an increase in working capital requirements. The 1997 decrease primarily reflected an increase in working capital requirements, principally due to lower accounts receivable collections from the First Hydro projects.

   Net cash provided by financing activities decreased $43.2 million in 1998 compared to 1997, and $123.7 million in 1997 compared to 1996. The decreases were principally due to a reduction in financing activities. In 1997, the Loy Yang B project's financing proceeds received in connection with the Company's acquisition of the remaining 49% of that project were primarily used to repay the project's existing debt facilities. In 1996, EME issued 400 million pounds sterling of 9% Guaranteed Secured Bonds (U.S. $603.8 million), the proceeds of which were used to repay the 400 million pounds sterling credit facility entered into in December 1995. In addition, Edison Mission Energy Funding Corp. ("EME Funding Corp."), 99% owned by Broad Street Contract Services, Inc. and 1% owned by EME, completed in December 1996 a sale of $450 million of senior notes and bonds to institutional investors pursuant to the Rule 144A exemption under the Securities Act for non-public sales.

   The Loy Yang B financing in 1997 consisted of (1) borrowings under a $373 million (490 million Australian dollars) 15-year interest only term facility,
(2) borrowings under a $583 million (765 million Australian dollars) 20-year amortizing term facility with principal and interest payments scheduled quarterly commencing September 30, 1998 and (3) borrowings under an $8 million (10 million Australian dollars) working capital facility with a term equal to that of the 20-year amortizing term facility. The financing was structured on a non-recourse basis to EME. Lenders look solely to the operating cash proceeds of the Loy Yang B project to repay the debt and have taken a security interest in the Loy Yang B project assets.

   The $450 million of securities issued by EME Funding Corp. in 1996 consist of $260 million of Series A Notes and $190 million of Series B Bonds which mature in September 2003 and September 2008, respectively. The Series A Notes and Series B Bonds bear interest rates of 6.77% and 7.33%, respectively, and were rated "BBB" by Standard & Poor's Ratings Group and "Baa1" by Moody's Investors Service, Inc. The principal and interest payments under the notes issued by the four EME subsidiaries are identical in terms to the Series A Notes and Series B Bonds. The net proceeds from the sale of these securities were loaned by EME Funding Corp. to EME and used by EME to repay borrowings under its $500 million revolving credit facility, to retire EME's 200 million Australian dollar credit facility, to defease other project debt and for other general corporate purposes. The senior notes and bonds are secured by the pledge of (1) notes issued by four EME subsidiaries that own interests in four California cogeneration projects, (2) 99% of the capital stock of EME Funding Corp. and (3) a guarantee issued by the four EME subsidiaries. The financing structure was designed to pool and cross-collateralize available cash flow to the four EME subsidiaries from the four projects, thus providing for repayment of the senior notes and bonds with available cash flow from the four projects. The obligations of the four EME subsidiaries are non-recourse to EME.

   Net cash used in investing activities increased $311.1 million in 1998 compared to 1997, and decreased $149.2 million in 1997 compared to 1996. The 1998 increase is principally due to the investments and loans totaling $242.8 million for the purchase of EME's ownership interest in the EcoElectrica project and lower proceeds from loan repayments. The 1997 decrease is primarily due to an increase in proceeds received from loan repayments related to the Brooklyn Navy Yard and Carbon II projects and fewer loans made to energy projects. Proceeds of $71.2 million were received from the sale of EME's ownership interest in B.C. Star Partners in 1997. The Company invested $73.4 million, $87.7 million and $119.4 million in 1998, 1997 and 1996, respectively, in new plant and equipment principally related to the Doga project in 1998 and 1997 and Loy Yang B Unit 2 and the Kwinana project in 1996.

Firm Commitments for Pending Asset Purchases as of May 31, 1999

     Projects                                               U.S. ($ in millions)
     --------                                               --------------------
     ComEd(1)..............................................        $5,000
     PowerGen(2)...........................................        $2,300

--------
(1) A wholly-owned subsidiary of EME executed an Asset Sale Agreement to purchase the fossil-fuel generating assets of ComEd, totaling 9,621 MW, located in the midwestern United States for approximately $5.0 billion. The closing of the acquisition is subject to receipt of various state and federal regulatory approvals and is expected to be completed by year-end 1999. EME plans to finance the acquisition with debt secured by the project, EME debt, cash and capital contributions from EIX to EME.
(2) A wholly-owned subsidiary of EME entered into definitive acquisition documentation to acquire 100% of the Ferrybridge and Fiddler's Ferry coal-fired power plants in the United Kingdom with a total generating capacity of 3,886 MW from PowerGen for approximately $2.3 billion. The closing of the acquisition requires the approval of British trade regulators and is expected to occur in the summer of 1999. EME plans to finance the acquisition with debt secured by the project, EME debt, cash and capital contributions from EIX to EME.

Firm Commitments to Contribute Project Equity as of May 31, 1999

     Projects                           Local Currency      U.S. ($ in millions)
     --------                      ------------------------ --------------------
     ISAB(1)...................... 244 billion Italian Lira         $136
     Paiton(2)....................                                    24
     EcoElectrica(3)..............                                    34
     Tri Energy(4)................                                    25

--------
(1) ISAB is a 512 MW integrated gasification combined cycle power plant under construction near Siracusa in Sicily, Italy. A wholly-owned subsidiary of EME owns a 49% interest. Equity will be contributed at commercial operation, which is currently scheduled for late 1999.
(2) Paiton is a 1,230 MW two-unit coal-fired power plant under construction in East Java, Indonesia. A wholly-owned subsidiary of EME owns a 40% interest. An equity contribution of $7 million was made on June 2, 1999. Accordingly, as of the date of this offering circular, the Company's firm commitment to contribute equity to the Paiton project is $17 million. Equity contributions will continue until commercial operation, which is currently scheduled for the third quarter of 1999.
(3) EcoElectrica is a 540 MW liquefied natural gas combined-cycle cogeneration facility under construction in Penuelas, Puerto Rico. A wholly-owned subsidiary of EME owns a 50% interest. Equity will be contributed at commercial operation, which is currently scheduled for late 1999.
(4) Tri Energy is a 700 MW gas-fired power plant under construction in the Ratchaburi Province, Thailand. A wholly-owned subsidiary of EME owns a 25% interest. Equity will be contributed at commercial operation, which is currently scheduled for mid-2000.

   Firm commitments to contribute project equity could be accelerated due to certain events of default as defined in the non-recourse project financing facilities. Management has no reason to believe that these events of default will occur requiring acceleration of the firm commitments.

Contingent Obligations to Contribute Project Equity as of May 31, 1999

     Projects                                               U.S. ($ in millions)
     --------                                               --------------------
     Paiton(1).............................................         $141
     Tri Energy(2).........................................           20
     Doga(2)...............................................           14
     All Other.............................................           18

--------
(1) Contingent obligations to contribute additional equity ("Contingent Equity") would be based on events principally related to capital cost overruns during the plant's construction, certain partner obligations or events of default. These contingent obligations are to be cancelled (if unused) as of the date of term financing by the Export-Import Bank of the United States. Term financing by the Export-Import Bank of the United States is the subject of a comprehensive set of conditions and is currently scheduled to be achieved by October 1999. A dispute involving a slope adjacent to the Paiton site will require Contingent Equity to be contributed for amounts not otherwise covered by insurance. EME's share of the total costs related to the slope failure are currently estimated to be between $16 and $44 million.
(2) Contingent obligations to contribute additional equity to the project would be based on events principally related to capital cost overruns during the plant's construction, certain partner obligations or events of default.


Other Commitments and Contingencies

 Subsidiary Indemnification Agreements

   Certain of EME's subsidiaries have entered into indemnification agreements whereby the subsidiaries agreed to repay capacity payments to the projects' power purchasers in the event the projects unilaterally terminate their performance or reduce their electric power producing capability during the term of the power contracts. Obligations under these indemnification agreements as of March 31, 1999, if payment were required, would be $252 million. Management has no reason to believe that the projects will either terminate their performance or reduce their electric power producing capability during the term of the power contracts.

 Contact Energy

   In May 1999, a wholly-owned subsidiary of EME issued $120 million of preferred stock in connection with the acquisition of a 40% interest in Contact Energy. EME entered into a support agreement with its subsidiary that requires EME to make capital contributions to the subsidiary in order for it to maintain a positive net worth and to provide sufficient funds for payment of declared dividends on preferred stock and any redemption price in respect of the preferred stock. EME's maximum obligation under the support agreement is limited to either (A) an amount equal to twice the sum of (1) the liquidation preference of the preferred stock (currently approximately $240 million) and
(2) the liquidation preference of all outstanding shares of stock of the subsidiary ranking on a parity with the preferred stock (currently zero) or (B) the amount that EME could lawfully distribute to its shareholder under the Corporation Code of the State of California (approximately $278 million as of March 31, 1999).

 Brooklyn Navy Yard

   Brooklyn Navy Yard is a 286 MW gas-fired cogeneration power plant in Brooklyn, New York. A wholly-owned subsidiary of EME owns 50% of the project. In February 1997, the construction contractor asserted general monetary claims under the turnkey agreement against Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNY") for damages in the amount of $136.8 million. BNY has asserted general monetary claims against the contractor. In connection with a $407 million non-recourse project refinancing in 1997, EME agreed to indemnify BNY and its partner from all claims and costs arising from or in connection with the contractor litigation, which indemnity has been assigned to BNY's lenders. EME believes that the outcome of this litigation will not have a material adverse effect on its consolidated financial position or results of operations.

 Homer City

   EME has guaranteed to the bondholders, banks and other secured parties which financed the Company's acquisition of the Homer City project the performance and payment when due by Edison Mission Holdings Co. of its obligations in respect of specified senior debt, up to approximately $40 million. This guarantee will be available until December 31, 2001.

 Other

   In support of the businesses of its subsidiaries, EME, from time to time, has made guarantees and has entered into indemnity agreements with respect to its subsidiaries' obligations (such as those for debt service, fuel supply or the delivery of power) and has entered into reimbursement agreements with respect to letters of credit issued to third parties to support its subsidiaries' obligations.

   EME may incur additional guaranty, indemnification and reimbursement obligations as well as obligations to make equity and other contributions to projects in the future. EME believes that it will have sufficient liquidity on both a short and long-term basis to fund pre-financing project development costs, make equity contributions to project subsidiaries, pay debt obligations of EME and pay other administrative and general expenses as they are incurred from (1) distributions from energy projects and dividends from investments in oil and gas, (2) proceeds from the repayment of loans made by EME to its project subsidiaries and (3) funds available from EME's revolving credit facility.

Managing Interest Rates, Electricity Market Pricing, Foreign Currency Fluctuations and Other Contractual Obligations

   Changes in interest rates, changes in electricity pool pricing and fluctuations in foreign currency exchange rates can have a significant impact on the Company's results of operations. Interest rate changes affect the cost of capital needed to finance the construction and operation of the Company's projects. The Company has mitigated the risk of interest rate fluctuations by arranging for fixed rate financing or variable rate financing with interest rate swaps or other hedging mechanisms for the majority of its project financings. Interest expense included $6.2 million and $6.1 million for the three months ended March 31, 1999 and 1998, respectively, as a result of interest rate swap and collar agreements. The Company has entered into several interest rate swap agreements whereby the maturity date of the swaps occurs prior to the final maturity of the underlying debt. EME does not believe that interest rate fluctuations will have a materially adverse effect on its financial position or results of operations.

   The Company's electric revenues increased by $22.1 million and $50.7 million for the three-month periods ended March 31, 1999, and 1998, respectively, as a result of electricity rate swap agreements. An electricity rate swap agreement is an exchange of a fixed price of electricity for a floating price. As a seller of power, the Company receives the fixed price in exchange for a floating price, such as the index price associated with electricity pools. In the United Kingdom, these forward sales are also called electricity forward agreements or contracts for differences.

   Electric power generated at the Company's uncontracted plants is generally sold under bilateral arrangements with utilities and power marketers under short-term contracts (two years or less) or, in the case of the Homer City project, to the PJM or the NYPP. The Company has developed risk management policies and procedures which, among other matters, address credit risk. When making sales under negotiated bilateral contracts, it is the Company's policy to deal with investment grade counterparties. The Company hedges a portion of the electric output of its merchant plants in order to lock-in desirable outcomes. It manages the "spark spread" or margin, which is the spread between electric prices and fuel prices, when deemed appropriate, and uses forward contracts, swaps, futures, or options contracts to achieve those objectives. For a detailed description of market risk in connection with the Homer City project, the United Kingdom projects and the Loy Yang B project and how such risk is mitigated, see "Business--Project Development--Sales of Power from Merchant Plants."

   Fluctuations in foreign currency exchange rates can affect, on a U.S. dollar equivalent basis, the amount of the Company's equity contributions to, and distributions from, its international projects. As the Company continues to expand into foreign markets, fluctuations in foreign currency exchange rates can be expected to have a greater impact on the Company's results of operations in the future. At times, the Company has hedged a portion of its current exposure to fluctuations in foreign exchange rates through financial derivatives, offsetting obligations denominated in foreign currencies, and indexing underlying project agreements to U.S. dollars or other indices reasonably expected to correlate with foreign exchange movements. In addition, the Company has used statistical forecasting techniques to help assess foreign exchange risk and the probabilities of various outcomes. Foreign exchange considerations for two major international projects are discussed below.

   The First Hydro projects in the United Kingdom and the Loy Yang B project in Australia have been financed in their local currency (pounds sterling and Australian dollars, respectively), thereby hedging the majority of their acquisition costs against foreign exchange fluctuations. Furthermore, the Company has evaluated the return on the remaining equity portion of these investments with regard to the likelihood of various foreign exchange scenarios. These analyses use market derived volatilities, statistical correlations between certain variables, and long-term forecasts to predict ranges of expected returns. Based upon these analyses, management believes that the investment returns for the First Hydro and Loy Yang B projects are adequately insulated from a broad range of foreign exchange scenarios at this time. In 1996, the Company repaid a 200 million Australian dollar loan that was originally structured to hedge a portion of the foreign exchange risk associated with the Company's equity investment in the Loy Yang B project. The decision to repay the loan was based on management's view that the cost of the hedge was high relative to the current and expected volatility of the Australian dollar.

   The Company will continue to monitor its foreign exchange exposure and analyze the effectiveness and efficiency of hedging strategies in the future.

   The electric power generated by certain of the Company's operating projects is sold to electric utilities pursuant to long-term power purchase agreements and is expected to result in consistent cash flow under a wide range of economic and operating circumstances. To accomplish this, the Company structures its long-term contracts so that fluctuations in fuel costs will produce similar fluctuations in electric and/or steam revenues and enters into long-term fuel supply and transportation agreements.

Environmental Matters and Regulations

   The Company is subject to environmental regulation by federal, state and local authorities in the United States and foreign regulatory authorities with jurisdiction over projects located outside the United States. The Company believes that, as of the date of this offering circular, it is in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect its financial position or results of operations.

   Management expects that the implementation of Clean Air Act Amendments will result in increased capital expenditures and operating expenses. For example, the Company plans to spend approximately $246 million to install upgrades to the environmental controls at the Homer City project in 2000 and 2001 to control sulfur dioxide and nitrogen oxide emissions. Similarly, the Company plans to upgrade the environmental controls at the former ComEd plants to control nitrogen oxide emissions. The Company does not expect these increased capital expenditures and operating expenses to have a material effect of the Company's financial position or results of operations.

Year 2000 Issues

   The Company has a comprehensive program in place to remediate potential year 2000 impacts from critical systems. The Company divides its year 2000 issue activities into five phases: inventory, impact assessment, remediation, documentation and certification. The Company plans to complete critical systems by July 1999. A critical system is defined as those applications and systems, including embedded processor technology, which, if not appropriately remediated, may have a significant impact on customers, the revenue stream, regulatory compliance, or the health and safety of personnel. The Company has essentially completed all phases of its year 2000 project and is going through the final review and approval process.

   The Company's costs of remediation through March 31, 1999 have been approximately $2 million, and it estimates that the remaining costs of remediation will be approximately $2 million. Most of these expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by the Company's employees and a systems testing facility for year 2000 compliance. These estimates do not include the costs of systems, software and equipment that the Company is obtaining, replacing or upgrading in the normal course of business.

   Assurances from third party operated plants have been received indicating aggressive year 2000 remediation programs. Monitoring of these efforts is ongoing. Plants under construction have obtained assurances from new construction and development contractors, who have been requested to ensure this is part of their goals. General warranty of plants would likely include any equipment issues that may arise regarding the year 2000 issue in the current year.

   The other essential component of the Company's year 2000 readiness program is to identify and assess vendor products and business partners for year 2000 readiness. The Company has a process in place to identify and contact vendors and business partners to determine their year 2000 status, and is evaluating the responses.

The Company's general policy requires that all newly purchased products be year 2000 ready or otherwise designed to allow the Company to determine whether such products present year 2000 issues.

   Plant contingency plans have been developed and reviewed for any significant issues and to schedule appropriate testing and/or training. Such contingency plans include developing strategies for dealing with year 2000-related processing failures or malfunctions due to the Company's internal systems or those of third parties. The Company's contingency plans evaluate reasonably likely worst case scenarios or conditions. The Company does not expect the year 2000 issue to have a material adverse effect on its results of operations or financial position. However, if not effectively remediated, negative effects from year 2000 issues, including those related to external systems, vendors, business partners, independent system operators, power exchanges or customers, could cause the Company's results of operations to differ from those expected.

Statement of Financial Accounting Standards No. 133

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which will be effective in January 2001. The Statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. A derivative's gains and losses for qualifying hedges offset related results on the hedged item in the income statement and a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The impact of adopting Statement 133 on the Company's financial statements has not been quantified at this time.

                                    BUSINESS

Overview

   The Company is a leading independent power producer engaged in the business of developing, acquiring, owning and operating electric power generation facilities worldwide. EIX owns the Company and also owns SCE, one of the largest electric utilities in the United States. At March 31, 1999, the Company had consolidated assets of approximately $7 billion and total shareholder's equity of approximately $1 billion.

   EME was formed in 1986 with two domestic operating projects. The Company's business has evolved from the development of contract-based domestic power projects to the development of contract-based international power projects and the acquisition of operating generating assets within developed and deregulating power markets. Currently, the Company owns interests in 58 domestic and international operating power stations with an aggregate generating capacity of 11,826 MW, of which the Company's share is 8,002 MW. One domestic acquisition of twelve operating projects and one international acquisition of two operating projects, totaling 13,507 MW of generating capacity (of which the Company's share is 100%), are currently pending. In addition, the Company owns interests in one domestic and six international projects that are under construction. The capacity of these projects is expected to total 3,705 MW, of which the Company's anticipated share will be approximately 1,383 MW.

Strategic Overview

   The Company's business goal is to be one of the leading owners and operators of electric generating assets in the world. The Company plays an active role, as a long-term owner, in all phases of power generation, from planning and development through construction and commercial operation. The Company believes that such involvement allows it to better ensure, with its experienced personnel, that its projects are well-planned, structured and managed, thereby maximizing value creation. The Company has separate strategies for developed and developing countries.

   In developed countries, we expect that new long-term contracts are likely to be the exception rather than the rule. The Company's strategy focuses primarily on three areas with respect to plants whose output is not committed to be sold pursuant to long term contracts (which are known as "merchant plants"): valuation, power marketing and trading, and regulation. First, the Company continuously improves its valuation tools, enabling it to bid more effectively and competitively on assets that will be sold over the next five years in the United States, the United Kingdom, Spain, Italy, Australia, New Zealand and other developed countries. Second, the Company draws on its power marketing and trading skills to mitigate price risks and to enhance the returns of its merchant plants. Third, since the Company's principal customers continue to be regulated utilities, the Company strives to understand the regulatory and economic environment in which these utilities operate so it may better anticipate and prepare for what they will do.

   In developing countries, the Company's strategy focuses on investing with good partners, securing non-recourse financing based upon long-term contracts with state-owned utilities, and securing government support from organizations such as such as the Export-Import Bank of the United States, the U.S. Overseas Private Investment Corporation and The Export-Import Bank of Japan.

   In making investment decisions, the Company evaluates potential project returns against rate of return guidelines. It establishes these guidelines by identifying a base rate of return and adjusting the base rate by potential risk factors, such as risks associated with project location and stage of project development. The Company endeavors to mitigate such risks by:

  .  evaluating all projects and the markets in which they operate;

  .  selecting partners with complementary skills and local experience;

  .  structuring investments through subsidiaries;

  .  managing up-front development costs;

  .  utilizing limited recourse financing; and

  .  linking revenue and expense components where appropriate.

Many of the Company's projects are operated by its subsidiaries, which helps the Company to preserve and enhance the value of its investments.

   In response to the increasing globalization of the independent power market, the Company has organized its operation and development activities into three geographic regions: (1) Americas, (2) Asia Pacific and (3) Europe, Central Asia, Middle East and Africa. Each region is served by one or more teams consisting of business development, operations, finance and legal personnel, and each team is responsible for all the Company's activities within a particular geographic region. Also, the Company will mobilize personnel from outside a particular region when needed in order to assist in the development of certain projects.

   Set forth below is a brief discussion of the current strategy for each of the three regions and a summary of certain of the Company's projects that are currently in the construction, advanced development or early operations stage and other significant operating projects in each of the regions.

Americas

   The Company's Americas region is headquartered in Irvine, California, with additional offices located in Fairfax, Virginia and Washington, D.C. The strategy for the Americas region is (1) to manage the Company's interest in operating and construction-phase projects located throughout the United States,
(2) to pursue the acquisition and development of existing generating assets from utilities, industrial companies and other independent power producers ("IPPs") throughout the region and (3) to pursue the development of new power projects throughout the region. The Company currently has 24 operating projects in this region, all of which are located in the United States.

   In December 1998, the Company acquired 50% of the 540 MW EcoElectrica LNG-fired combined-cycle cogeneration facility under construction in Penuelas, Puerto Rico for approximately $243 million. The project also includes a desalination plant and LNG storage and vaporization facilities, and is expected to commence commercial operation by late 1999.

   In March 1999, the Company acquired 100% of the 1,884 MW Homer City Generating Station for approximately $1.8 billion. EME financed the acquisition with a combination of debt secured by the project, EME debt, cash and borrowings under EME's revolving credit facility. The Homer City project is one of the largest coal-fired plants in the mid-Atlantic region of the United States and has direct, high voltage interconnections to both the NYPP and the PJM.

   In March 1999, the Company entered into definitive acquisition documentation to acquire the fossil-fuel generating assets of ComEd, totaling 9,621 MW of generating capacity, for approximately $5.0 billion. The Company will operate the plants, which will provide it access to MAIN and ECAR. The closing of this acquisition is subject to various state and federal regulatory approvals and is expected to be completed by year-end 1999.

   For additional information regarding the Company's 24 domestic operating projects, see "--The Company's Operating Power Generation Facilities-- Domestic."

Asia Pacific

   The Company's Asia Pacific region is headquartered in Singapore with additional offices located in Australia, Indonesia and the Philippines. The strategy for this region is (1) to pursue projects in countries where there exist strong political commitment and the structural framework necessary for private power, (2) to seek opportunities to employ indigenous fuels and (3) to seek strategic, complementary alliances with partners who bring value to a project by providing fuel, equipment and construction services.

   Beginning in mid-1997, several of the developing economies in Asia experienced an economic downturn that is continuing, and has resulted in an overall decline in the growth of demand for electric power, and, in some countries, a decline in electric power usage. Many governments in the region have committed to privatization of the electric power industry, and are looking to the private sector to develop a significant portion of new generating capacity and to purchase existing generating assets.

   The Company's activity in the Asia Pacific region commenced in December 1992 with the acquisition of a 51% interest of Loy Yang B from the State Government of Victoria, Australia's first electric privatization effort. In May 1997, the Company acquired the State's remaining 49% interest in the Loy Yang B project. The first of two 500 MW units at the Loy Yang B project began commercial operations in October 1993. Loy Yang B Unit 2 commenced commercial operation in October 1996. An EME affiliate provides operation and maintenance services for both units.

   In April 1995, the Company and its partners, Mitsui & Co. Ltd., General Electric Corporation and P.T. Batu Hitam Perkasa, an Indonesian limited liability company, commenced construction of the $2.5 billion Paiton project, a 1,230 MW coal-fired power plant in East Java, Indonesia. The project will consist of two units, each of which is expected to have a capacity of 615 MW. In January 1996, the Company purchased an additional 7.5% interest in the Paiton project from a subsidiary of General Electric Corporation, thereby increasing its ownership interest to 40%.

   Construction on the two-unit Paiton project is nearing completion, with commercial operation expected to begin in 1999. The project's output is fully contracted with the state-owned electricity company, PLN. Payments are in Indonesian Rupiah, with the portion of such payments intended to cover non-Rupiah project costs (including returns to investors) indexed to the Indonesian Rupiah/U.S. dollar exchange rate established at the time the power purchase agreement was executed in February 1994. PLN's payment obligations are supported by the Government of Indonesia. The exchange rate of Indonesian Rupiah into U.S. dollars and the projected rate of growth of the Indonesian economy have deteriorated significantly since the Paiton project was contracted, approved and financed, thereby significantly increasing the cost of power in Rupiah terms to PLN. The project received substantial finance and insurance support from the Export-Import Bank of the United States, The Export-Import Bank of Japan, the U.S. Overseas Private Investment Corporation and the Ministry of International Trade and Industry of Japan. The Paiton project's senior debt ratings have been reduced from investment grade to speculative grade based on the rating agencies' perceived increased risk that PLN might not be able to honor its power purchase agreement with Paiton. PLN has announced its intentions to commence discussions with IPPs to renegotiate its power purchase agreement; however, it is not yet known what form the negotiation may take. Any material modifications of the Paiton project's power purchase agreement with PLN could also require a renegotiation of the Paiton project's debt agreements. The impact of any such renegotiation with PLN, the Government of Indonesia or the project's creditors on the Company's dividends from the project is uncertain at this time; however, the Company believes that it will ultimately recover its investment in the project.

   In September 1997, the San Pascual project, a consortium including the Company (37.5% ownership), Texaco Inc. (37.5% ownership) and Caltex (25% ownership), signed a twenty-five year power purchase agreement with the National Power Corporation ("NPC"), the Philippines' state-owned electric utility company, pursuant to which NPC will purchase 304 MW of output from the San Pascual project. The low-sulfur residual fuel oil cogeneration project is located in the Philippines. Financial closing and commencement of construction are anticipated in the second quarter of 2000, with commercial operation expected to begin in 2003.

   In December 1997, the Bo Nok project, of which the Company owns 40%, signed a twenty-five year power purchase contract with the Electricity Generating Authority of Thailand ("EGAT"), pursuant to which EGAT will purchase 734 MW of output from the coal-fired power generation project at Bo Nok in Thailand. Financial closing and commencement of construction are anticipated in late 1999, with commercial operation expected to begin in 2002.

   In July 1998, the Company purchased a 25% interest in the Tri Energy project, a 700 MW gas-fired power plant under construction in the Ratchaburi Province, Thailand. The project will sell its capacity and energy to EGAT pursuant to a 20-year power purchase agreement. Commercial operation is expected to begin in mid-2000.

   In May 1999, the Company acquired 40% of Contact Energy from the government of New Zealand for $674 million. Contact Energy owns and operates eight hydroelectric, geothermal and natural gas-fired power generating plants in New Zealand and owns an interest in one operating hydroelectric plant in Australia, with a total aggregate capacity of 2,409 MW, of which the Company's share is 825 MW. Contact Energy also owns interests in three projects under construction with an expected total generating capacity of 723 MW, of which the Company's share is 195 MW; two of these projects are in New Zealand and one is in Australia. Contact Energy also distributes gas and electricity to customers in New Zealand.

Europe, Central Asia, Middle East and Africa

   The Company's Europe, Central Asia, Middle East and Africa region is headquartered in London, England with additional offices located in Italy, Spain and Turkey. The London office was established in 1989. The territorial scope of the region includes Europe, Africa, the Middle East, India and Pakistan. The region is characterized by both mature and developing markets. The Company's strategy for the region is to pursue the development and acquisition of medium to large scale power and cogeneration facilities with diversified fuel sources and generation technology.

   The Company's operating projects in the region are the First Hydro projects located in North Wales, the Roosecote project located in northwest England, the Derwent project located in Derby, England and the Iberian Hy-Power projects (which consist of 18 small, hydroelectric facilities) located in Spain.

   In December 1995, the Company purchased all of the outstanding shares of First Hydro Company ("First Hydro") for approximately $1 billion (653 million pounds sterling). First Hydro's principal assets are two pumped-storage electric power stations located in North Wales at Dinorwig and Ffestiniog, which have a combined capacity of 2,088 MW. The Dinorwig station, which was commissioned in 1983, is comprised of six units totaling 1,728 MW. The Ffestiniog station was commissioned in 1963 and is comprised of four units totaling 360 MW. First Hydro is an independent generating company with three main sources of revenues: (1) selling power into the electricity trading market or "pool" in England and Wales; (2) providing system support services to The National Grid Company plc; and (3) selling its installed capacity on a forward basis by entering into "contracts for differences" (electricity rate swap agreements) with large electricity suppliers.

   In June 1995, the ISAB project, of which the Company owns 49%, signed a twenty-year power purchase contract with ENEL S.p.A., Italy's state electricity corporation, pursuant to which ENEL S.p.A. will purchase 507 MW of output from the 512 MW ISAB power project, which is located near Siracusa in Sicily, Italy. The project will employ gasification technology to convert heavy oil residues from the ISAB refinery in Priolo Gargallo into clean-burning syngas that will be used to generate electricity in a combustion turbine. The approximately 2 trillion lira ($1.3 billion) project financing was completed in April 1996, with construction commencing in July 1996. The project is near completion, with commercial operation expected to begin in late 1999.

   In February 1995, the Company signed a shareholders' agreement to develop the $180 million Doga Enerji A.S. project in Esenyurt, near Istanbul, Turkey. In April 1997, the Company completed financing and commenced construction of the Doga project. The 180 MW combined cycle gas-fired cogeneration facility commenced commercial operation in May 1999.

   In April 1999, the Company entered into definitive acquisition documentation to acquire 100% of the Ferrybridge and Fiddler's Ferry coal-fired power plants in the United Kingdom with a total generating capacity of 3,886 MW from PowerGen for approximately $2.3 billion. These mid-merit plants will complement the pumped-storage hydroelectric power plants the Company already owns in the United Kingdom and will sell power into the electricity trading market there. The closing of this acquisition requires the approval of British trade regulators and is expected to occur in the summer of 1999.

Project Development

   The development of power generation projects, whether through new construction or the acquisition of existing assets, involves numerous elements, including evaluating and selecting development opportunities, evaluating regulatory and market risks, designing and engineering the project, acquiring necessary land rights, permits and fuel resources, obtaining financing, managing construction and, in some cases, obtaining power and steam sales agreements.

   The Company initially evaluates and selects potential development projects based on a variety of factors, including the reliability of technology, the strength of the potential partners, the feasibility of the project, the likelihood of obtaining a long-term power purchase agreement or profitably selling power without such an agreement, the probability of obtaining required licenses and permits and the projected economic return. During the development process, the Company monitors the viability of its projects and makes business judgments concerning expenditures for both internal and external development costs. Completion of the financing arrangements for a project is generally an indication that business development activities are substantially complete.

 Project Type

   The selection of power generation technology for a particular project is influenced by various factors, including regulatory requirements, availability of fuel and anticipated economic advantages of a particular application.

   The Company has interests in operating projects that employ gas-fired combustion turbine technology, predominantly through an application known as "cogeneration". Cogeneration facilities sequentially produce two or more useful forms of energy (e.g., electricity and steam) from a single primary source of fuel (e.g., natural gas or coal). Many of the Company's cogeneration projects are located near large, industrial steam users or in oil fields that inject steam underground to enhance recovery of heavy oil. The regulatory advantages for cogeneration facilities under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), have become somewhat less significant because of other federal regulatory exemptions made available to IPPs under the Energy Policy Act. Accordingly, the Company expects that the majority of its future projects will generate power without selling steam to industrial users.

   The Company also has interests in projects that use renewable resources such as hydroelectric energy. The Company's hydroelectric projects, excluding First Hydro's projects, use "run-of-the-river" technology to generate electricity. The First Hydro project utilizes pumped-storage stations that consume electricity when it is comparatively less expensive in order to pump water for storage in an upper reservoir. Water is then allowed to flow back through turbines in order to generate electricity when its market value is higher. This type of generation is characterized by its speed of response, its ability to work efficiently at wide variations of load and the basic reliance of revenue on the difference between the peak and trough prices of electricity during the day.

   The Company also has domestic and international interests in operating projects and projects under construction and advanced development, which are large-scale, coal-fired projects using pulverized coal and coal-fired generation technology. In the United States, the Company has developed and acquired coal and waste coal-fired projects that employ traditional pulverized coal and circulating fluidized bed technology.

 Long-Term Power and Steam Sales Contracts

   Many of the Company's operating projects in the United States sell power and steam to domestic electric utilities and industrial steam users pursuant to long-term contracts. Electric power generated by several of the Company's international projects is sold under long-term contracts to electric utilities located in the country where the power project is located. These projects' revenues from power purchase agreements usually consist of two components: energy payments and capacity payments. Energy payments are made based on actual deliveries of electric energy (e.g., kilowatt-hours) to the purchaser. Energy payments are usually indexed to certain variable costs that the purchaser avoids by purchasing such electric energy from the Company's projects as opposed to operating its own power plants to produce the same amount of electric energy. The variable components typically include fuel costs and certain operation and maintenance expenses. These costs may be indexed to the utility's cost of fuel and/or certain inflation indices. Capacity payments are based on a project's proven capability reliably to make electric capacity available, whether or not the project is called on to deliver electric energy. Capacity payments compensate a project for certain fixed costs that are incurred independent of the amount of energy sold by the project. Such fixed costs include taxes, debt service and distributions to the project's owners. To receive capacity payments, there are typically minimum performance standards that must be met, and often there is a performance range that further influences the amount of capacity payments.

   Steam produced from the Company's cogeneration facilities is sold to industrial steam users, such as petroleum refineries or companies involved in the enhanced recovery of oil through steam flooding of oil fields, under long-term steam sales contracts. Steam payments are generally based on formulas that reflect the cost of water, fuel and capital to the Company. In some cases, the Company has provided steam purchasers with discounts from their previous costs for producing such steam and/or has partially indexed steam payments to other indices, including certain oil prices.

 Sales of Power from Merchant Plants

   Over the past two years, EME has shifted its primary focus to the acquisition and operation of competitive generation, both domestically and internationally. EME identifies high-quality generating assets that are strategic to deregulated power markets. EME has recently acquired, or has under contract for acquisition, a number of merchant plants, which sell capacity, energy and, in some cases, other services on a competitive basis under bilateral arrangements or through centralized power pools that provide an institutional framework for price setting, dispatch and settlement procedures.

   Electric power generated at the Homer City project is sold under bilateral arrangements with domestic utilities and power marketers under short-term contracts (two years or less), or to the PJM or the NYPP. These pools have short-term markets, which establish an hourly clearing price. The Homer City project is situated in the PJM Control Area and is physically connected to high-voltage transmission lines serving both the PJM and NYPP markets. The Homer City project can also transmit power to the midwestern United States.

   The Company's projects in the United Kingdom sell their electrical energy and capacity through a centralized electricity pool, which establishes a half-hourly clearing price (also referred to as the "pool price") for electrical energy. The pool price is extremely volatile and can vary by as much as a factor of ten or more over the course of a few hours, due to the large differentials in demand according to the time of day. First Hydro mitigates a significant portion of the market risk of the pool by entering into "contracts for differences" (electricity rate swap agreements), related to either the selling or purchasing price of power, whereby a contract specifies a price at which the electricity will be traded, and the parties to the agreement make payments calculated based on the difference between the price in the contract and the pool price for the element of power under contract. These contracts are sold in various structures and act to stabilize revenues or purchasing costs by removing an element of the First Hydro projects' net exposure to pool price volatility.

   The Loy Yang B project sells its electrical energy through a centralized electricity pool, which provides for a system of generator bidding, central dispatch and a settlements system based on a clearing market for each half-hour of every day. The Victorian Power Exchange, operator and administrator of the pool, determines a system marginal price each half-hour. To mitigate exposure to price volatility of the electricity traded into the pool, the Loy Yang B project has entered into a number of financial hedges. From May 8, 1997 to December 31, 2000, approximately 53% to 64% of the plant output sold is hedged under "Vesting Contracts" with the remainder of the plant capacity hedged under the "State Hedge" described below. Vesting Contracts were put into place by the State of Victoria, between each generator and each distributor, prior to the privatization of electric power distributors, in order to provide more predictable pricing for those electricity customers that were unable to choose their electricity retailer. Vesting Contracts set base strike prices at which the electricity will be traded, and the parties to the Vesting Contracts make payments, calculated based on the difference between the price in the contract and the half-hourly pool clearing price for the element of power under contract. Vesting

Contracts are sold in various structures and are accounted for as electricity rate swap agreements. The State Hedge is a long-term contractual arrangement based upon a fixed price commencing May 8, 1997 and terminating October 31, 2016. The State of Victoria guarantees the State Electricity Commission of Victoria's obligations under the State Hedge.

 Power Marketing and Trading Activities

   When making sales under negotiated bilateral contracts, it is the Company's policy to deal with investment grade counterparties. The Company hedges a portion of the electric output of its merchant plants in order to stabilize and enhance the operating revenues from merchant plants. It manages the "spark spread" or margin, which is the spread between electric prices and fuel prices, when deemed appropriate, and uses forward contracts, swaps, futures, or options contracts to achieve those objectives.

   The Company's power marketing and trading organization is divided into front-, middle- and back-office segments, with certain duties segregated for control purposes. The risk management personnel have a high level of knowledge of utility operations, fuel procurement, energy marketing and futures and options trading. The Company has systems in place which monitor real-time spot and forward pricing and perform option valuations. It also has a wholesale power scheduling group that operates on a 24-hour basis.

 Fuel Supply Contracts

   The Company seeks to enter into long-term contracts to mitigate the risks of fluctuations in prices for coal, oil, gas and fuel transportation. The Company believes, however, that its financial condition will not be substantially adversely affected by such fluctuations because its long-term contracts to sell power and steam typically are structured so that fluctuations in fuel costs will produce similar fluctuations in electric energy and/or steam revenues. The degree of linkage between such revenues and expenses varies from project to project, but generally permits the projects to operate profitably under a wide array of potential price fluctuation scenarios.

 Project Financing

   Each project developed by the Company requires a substantial capital investment. The permanent project financing is often arranged immediately prior to the construction of the project. With limited exceptions, such debt financing is for approximately 50 to 80% of each project's costs and is structured on a basis that is non-recourse to EME and its other projects. In addition, the collateral security for each project's financing generally has been limited to the physical assets, contracts and cash flow of that project and the Company's ownership interests in that project.

   In general, each of EME's direct or indirect subsidiaries is organized as a legal entity separate and apart from EME and its other subsidiaries. Any asset of any such subsidiary may not be available to satisfy the obligations of EME or any of its other subsidiaries. However, unrestricted cash or other assets that are available for distribution by an EME subsidiary may, subject to applicable law and the terms of financing arrangements of such subsidiaries, be advanced, loaned, paid as dividends or otherwise distributed or contributed to EME.

   The ability to arrange project financing and the cost of such financing are dependent upon numerous factors, including general economic and capital market conditions, the credit attributes of a project, conditions in energy markets, regulatory developments, credit availability from banks or other lenders, investor confidence in the industry, the Company and other project participants, the continued success of the Company's other projects, and provisions of tax and securities laws that are conducive to raising capital. The Company has developed extensive project and corporate financing expertise in the relevant markets of execution and seeks to mitigate financing risks by developing flexible financing plans that allow for access to a number of alternate markets.

   The Company's financial exposure in any project is generally limited by contractual arrangement to its equity commitment, which is usually about 20 to 50% of the Company's share of the aggregate project cost. In certain cases, the Company provides additional credit support to projects in the form of debt service reserves, contingent equity commitments, revenue shortfall support or other arrangements designed to provide limited support.

 Permits and Approvals

   Because the process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy (often taking a year or longer), the Company seeks to obtain all permits, licenses and other approvals required for the construction and operation of a project, including siting, construction and environmental permits, rights-of-way and planning approvals, early in the development process for a project. See "--Certain Regulatory Matters--General."

 Construction, Operations & Maintenance and Management

   In the project implementation stage, the Company often provides construction management, start-up and testing services. The detailed engineering and construction of the projects typically are performed by outside contractors under fixed-price, "turnkey" contracts. Under such contracts, the contractor generally is required to pay liquidated damages to the Company in the event of cost overruns, schedule delays or the project's failure to meet certain capacity, efficiency and emission standards.

   As a project goes into operation, operation and maintenance services are provided to the project by one of the Company's operation and maintenance subsidiaries or another operation and maintenance contractor. The projects that the Company operated in 1998 achieved an average 97% availability. Availability is a measure of the weighted average number of hours each generator is available for generation as a percentage of the total number of hours in a year.

   An executive director generally manages the day-to-day administration of each project. Management committees comprised of a project's partners generally meet monthly or quarterly to review and manage the operating performance of the project.

The Company's Operating Power Generation Facilities

 Domestic

   As set forth in the table below, the Company currently owns interests in 24 domestic operating projects in nine states. These operating projects consist of 13 natural gas-fired cogeneration projects, one coal-fired cogeneration project, one coal-fired "eligible facility" project, one waste coal project, two geothermal projects and six gas-fired "eligible facility" projects. All of the Company's domestic cogeneration and geothermal projects, as well as the waste coal project, are QFs under PURPA. The Company's domestic operating projects have a total generating capacity of 5,513 MW, of which the Company's net ownership share is 3,499 MW.

                                                  Electric                                             Operation/
                                                  Capacity Primary Electric     Type of      Ownership Acquisition
       Project                  Location          (in MW)    Purchaser(3)     Facility(4)    Interest     Date
       -------          ------------------------- -------- ---------------- ---------------- --------- -----------
Aidlin(1)               Cloverdale, California        20         PG&E       Geothermal            5%      1990

American Bituminous(2)  Grant Town, West Virginia     80         MPC        Waste Coal           50%      1993

Auburndale(2)           Polk County, Florida         150         FPC        Cogeneration/EWG     50%      1994

Bayonne                 Bayonne, New Jersey          165     JCP&L/PSE&G    Cogeneration       0.38%      1989

Brooklyn Navy Yard      Brooklyn, New York           286          CE        Cogeneration/EWG     50%      1996

Coalinga(2)             Coalinga, California          38         PG&E       Cogeneration         50%      1991

Commonwealth Atlantic   Chesapeake, Virginia         340        VEPCO       EWG                  50%      1992

Gordonsville(2)         Gordonsville, Virginia       240        VEPCO       Cogeneration/EWG     50%      1994

Harbor(2)               Wilmington, California        80         Pool       EWG                  30%      1989

Homer City(2)           Homer City, Pennsylvania   1,884         Pool       EWG                 100%      1999

Hopewell                Hopewell, Virginia           356        VEPCO       Cogeneration         25%      1990

James River             Hopewell, Virginia           110        VEPCO       Cogeneration         50%      1987

Kern River(2)           Oildale, California          300         SCE        Cogeneration         50%      1985

March Point 1           Anacortes, Washington         80         PSE        Cogeneration         50%      1991

March Point 2           Anacortes, Washington         60         PSE        Cogeneration         50%      1993

Mid-Set(2)              Fellows, California           38         PG&E       Cogeneration         50%      1989

Midway-Sunset(2)        Fellows, California          225         SCE        Cogeneration         50%      1989

Nevada Sun-Peak         Las Vegas, Nevada            210         NVP        EWG                  50%      1991

Saguaro(2)              Henderson, Nevada             90         NVP        Cogeneration         50%      1991

Salinas River(2)        San Ardo, California          38         PG&E       Cogeneration         50%      1991

Sargent Canyon(2)       San Ardo, California          38         PG&E       Cogeneration         50%      1991

Sycamore(2)             Oildale, California          300         SCE        Cogeneration         50%      1988

Watson                  Carson, California           385         SCE        Cogeneration         49%      1988

--------
(1) Consists of two projects on the same site.
(2) Operated by the Company.
(3) Electric purchaser abbreviations are as follows:

CE     Consolidated Edison Company of New York, Inc.
FPC    Florida Power Corporation
JCP&L  Jersey Central Power & Light Company
MPC    Monongahela Power Company
NVP    Nevada Power Company
Pool   Regional electricity trading market

PG&E   Pacific Gas & Electric Company
PSE    Puget Sound Energy, Inc.
PSE&G  Public Service Electric & Gas Company
SCE    Southern California Edison Company
VEPCO  Virginia Electric & Power Company

(4) All of the cogeneration projects are gas-fired facilities, except for the James River project, which uses coal.

 International

   As set forth in the table below, the Company owns interests in 34 operating projects outside the United States. The total generating capacity of such facilities is 6,313 MW, of which the Company's net ownership share is 4,503 MW.

                            Electric                               Operation/
                            Capacity Primary Electric Ownership   Acquisition
Project          Location   (in MW)   Purchaser(/2/)  Interest        Date
-------         ----------- -------- ---------------- --------- ----------------
Alos(1)         Spain            5        FECSA          100%         1993

Bocos(1)        Spain            2        FECSA          100%         1993

Castellas(1)    Spain            2        FECSA          100%         1993

Clyde           New Zealand    432         Pool           40%         1999

Derwent(1)      England        214         SE(3)          33%         1995

Dinorwig(1)     Wales        1,728         Pool          100%         1995

Doga(1)         Turkey         180         TEAS           80%         1999

Ffestiniog(1)   Wales          360         Pool          100%         1995

Gelsa(1)        Spain            7        FECSA          100%         1993

Kwinana(1)      Australia      116          WP           100%         1996

La Flecha(1)    Spain            3        FECSA          100%         1993

La Ribera(1)    Spain            4        FECSA          100%         1993

Logrono(1)      Spain            4        FECSA          100%         1993

Loy Yang B (1)  Australia    1,000        Pool(4)        100%   1993, 1996, 1997

Mendavia(1)     Spain            6        FECSA          100%         1993

Menuza(1)       Spain           17        FECSA         91.3%         1992

Monasterio(1)   Spain            2        FECSA          100%         1993

New Plymouth    New Zealand    464         Pool           40%         1999

Ohaaki          New Zealand    104         Pool           40%         1999

Olvera(1)       Spain            2        FECSA          100%         1992

Otahuhu A       New Zealand     85         Pool           40%         1999

Quintana(1)     Spain            1        FECSA          100%         1993

Roosecote       England        220       NORWEB(5)        80%         1992

Roxburgh        New Zealand    320         Pool           40%         1999

Sardon Bajo(1)  Spain            2        FECSA          100%         1993

Sastago I(1)    Spain            3        FECSA         91.3%         1992

Sastago II(1)   Spain           17        FECSA         91.3%         1992

Sossis(1)       Spain            4        FECSA          100%         1992

Southern Hydro  Australia      479         Pool           11%         1999

Stratford       New Zealand    198         Pool           40%         1999

Toro(1)         Spain            4        FECSA          100%         1993

Tudela(1)       Spain            1        FECSA          100%         1993

Wairakei        New Zealand    165         Pool           40%         1999

Whirinaki       New Zealand    162         Pool           40%         1999

--------
(1) Operated by the Company.
(2) Electric purchaser abbreviations are as follows:

FECSA   Fuerzas Electricas de Cataluma, S.A.
NORWEB  North Western Electricity Board
WP      Western Power
TEAS    Turkiye Elektrik, A.S.

Pool    Electricity trading market for England and
        Wales, Australia or New Zealand, as applicable
SE      Southern Electric plc

(3) Sells to the Pool with a long-term contract with SE.
(4) Sells to the Pool with a long-term contract with the State Electricity Commission of Victoria.
(5) Sells to the Pool with a long-term contract with NORWEB.

Oil and Gas Investments

   In 1988, the Company formed a wholly-owned subsidiary, Mission Energy Fuel Company, to develop and invest in fuel interests. Since that time, Mission Energy Fuel Company has invested in a number of oil and gas properties and a production company. Oil and gas produced from the properties are generally sold at spot or short-term market prices.

 Four Star

   The Company and Texaco Inc. each own approximately 50% of the stock of Four Star Oil & Gas Company ("Four Star"). The underlying value of Four Star is attributable to production of oil and gas from nine producing properties. The Company's proportionate interest in net quantities of proved reserves at December 31, 1998 totaled 190.5 billion cubic feet of natural gas and 21.2 million barrels of oil.

Competition

   The Company competes with many other companies, including multinational development groups, equipment suppliers and other IPPs (including affiliates of utilities), in selling electric power and steam, and with electric utilities in obtaining the right to install new generating capacity. Over the past decade, obtaining a power sales contract with a utility has generally become a progressively more difficult, expensive and competitive process. Many power sales contracts are now awarded by competitive bidding, which both increases the costs of obtaining such contracts and decreases the chances of obtaining such contracts. The Company evaluates each potential project in an effort to determine when the probability of success is high enough to justify expenditures in developing a proposal or bid for the project.

   Amendments to the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), made by the Energy Policy Act have increased the number of competitors in the domestic independent power industry by reducing certain restrictions applicable to projects that are not QFs under PURPA. "Retail wheeling" of power could also lead to increased competition in the independent power market. See "--Certain Regulatory Matters--Retail Competition."

Tax Sharing Agreements

   EME is included in the consolidated federal income tax and combined state franchise tax returns of Edison International. EME calculates its income tax provision on a separate company basis under a tax sharing arrangement with The Mission Group, which in turn has an agreement with EIX. Tax benefits generated by EME and used in the Edison International consolidated tax return are recognized by EME without regard to separate company limitations.

Employees and Offices

   At April 30, 1999, the Company employed 1,434 people, all of whom were full-time employees and approximately 172, 140 and 167 of whom were covered by collective bargaining agreements in Wales,
Australia and the United States, respectively. The Company has never experienced a work stoppage, strike or labor dispute. The Company believes it has good relations with its employees.

   The Company leases its corporate headquarters in Irvine, California and its principal regional offices in London, Melbourne and Singapore. The Company also leases other smaller offices in the United States and certain foreign countries.

Certain Regulatory Matters

 General

   The Company's operations are subject to extensive regulation by governmental agencies in each of the countries in which it conducts operations. The Company's domestic projects are subject to energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of, and use of electric energy, capacity and related products, including ancillary services from, its projects. Federal laws and regulations govern, among other things, transactions by and with purchasers of power, including utility companies, the operations of a project and the ownership of a project. Under certain circumstances where exclusive federal jurisdiction is not applicable or specific exemptions or waivers from certain state or federal laws or regulations are otherwise unavailable, federal and/or state utility regulatory commissions may have broad jurisdiction over non-utility owned electric power plants. Energy-producing projects are also subject to federal, state and local laws and regulations that govern the geographical location, zoning, land use and operation of a project. Federal, state and local environmental requirements generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals. While the Company believes the requisite approvals for its existing projects have been obtained and that its business is operated in substantial compliance with applicable laws, the Company remains subject to a varied and complex body of laws and regulations that both public officials and private parties may seek to enforce. Regulatory compliance for the construction of new facilities is a costly and time consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition.

   Each of the Company's international projects is subject to the energy and environmental laws and regulations of the foreign country in which such project is located. The degree of regulation varies according to each country and may be materially different from the regulatory regime in the United States.

 U.S. Federal Energy Regulation

   Overview. The enactment of PURPA in 1978 and the adoption of regulations thereunder by the Federal Energy Regulatory Commission ("FERC") provided incentives for the development of cogeneration facilities and small power production facilities (those utilizing alternative or renewable fuels). The passage of the Energy Policy Act in 1992 further encouraged independent power production by providing certain exemptions from PUHCA (but not from the Federal Power Act ("FPA") or state regulation) for exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs").

   A domestic electricity generating project must be a QF under FERC regulations in order to take advantage of certain rate and regulatory incentives provided by PURPA. Subject to certain exceptions, PURPA exempts owners of QFs from PUHCA, exempts QFs from most provisions of the FPA and, except under certain limited circumstances, exempts QFs from most provisions of state laws concerning rate, financial or organizational regulation. In order to be a QF, a cogeneration facility must (i) sequentially produce both useful thermal (e.g., steam) and electric energy, (ii) meet certain operating standards and energy efficiency standards when oil or natural gas is used as a fuel source and (iii) not be controlled, or more than 50% owned, by an electric utility, an electric utility holding company or an affiliate thereof. Certain non-cogeneration facilities may also be QFs if they produce power from renewable energy (e.g., geothermal energy) or a waste source of fuel (e.g., waste coal) and meet the ownership restrictions discussed above. Before 1990, non-cogeneration QFs were subject to 30 MW or 80 MW size limits, depending upon their fuel source. In 1990, these limits were lifted for solar, wind, waste, and geothermal QFs, provided that applications for or notices of QF status were filed with FERC for such facilities on or before December 31, 1994, and provided, in the case of new facilities, the construction of such facilities commences on or before December 31, 1999.

   Amendments made to PUHCA by the Energy Policy Act provide that owners or operators of EWGs and FUCOs will not be considered "electric utility companies," and upstream owners will not be considered "holding companies" under PUHCA. An EWG is an entity determined by the FERC to be exclusively engaged, directly or indirectly, in the business of owning and/or operating certain eligible facilities and selling electric energy at wholesale (or, if located in a foreign country, at wholesale or retail). A FUCO is, in general, an entity located outside the United States that owns or operates facilities used for the generation, distribution or transmission of electric energy for sale or the distribution at retail of natural or manufactured gas, but derives none of its income, directly or indirectly, from such activities within the United States.

   Under present federal law, EME is not and will not be subject to regulation as a holding company under PUHCA as long as the projects in which it has an interest are QFs, EWGs or FUCOs (or are subject to another exemption from regulation). See "PUHCA."

   PURPA. PURPA provides two primary benefits to QFs. First, QFs are relieved of compliance with extensive federal and state regulations that control the development, financial structure and operation of an energy-producing project and the prices and terms on which wholesale energy may be sold by the project. Second, FERC regulations promulgated under PURPA require that electric utilities purchase electricity generated by QFs at a price based on the purchasing utility's "avoided cost," and that the utilities sell back-up power to the QF on a non-discriminatory basis. The term "avoided cost" is defined by FERC regulations as the "incremental cost to an electric utility of electric energy or capacity or both which, but for the purchase from the qualifying facility or qualifying facilities, such utility would generate itself or purchase from another source." FERC regulations also permit QFs and utilities to negotiate agreements for utility purchases of power at prices different than the utility's avoided costs. While public utilities are not explicitly required by PURPA to enter into long-term contracts, it has been common for long-term contracts to be negotiated in order, among other things, to facilitate the project financing of independent power facilities and to reflect the deferral by the utility of capital costs for new plant additions. However, increasing competition and the development of new power markets have resulted in a trend toward shorter term power contracts that would place greater risk on the project owner.

   The Company endeavors to develop its QF projects, monitor regulatory compliance by such projects and choose its customers in a manner that minimizes the risks of losing such projects' QF status. However, certain factors necessary to maintain QF status are subject to risks of events outside the Company's control. For example, loss of a thermal energy customer or failure of a thermal energy customer to take required amounts of thermal energy from a cogeneration facility that is a QF could cause the facility to fail requirements regarding the level of useful thermal energy output. Upon the occurrence of such an event, the Company would seek to replace the thermal energy customer or find another use for the thermal energy that meets PURPA's requirements.

   If one of the projects in which the Company has an interest were to lose its status as a QF, the project would no longer be entitled to the QF-related exemptions from regulation under PUHCA and the FPA. This could subject the project to rate regulation as a public utility under the FPA and could result in EME inadvertently becoming a public utility holding company by owning more than 10% of the voting securities of, or controlling, a facility that would no longer be exempt from PUHCA. Loss of QF status may also trigger defaults under covenants to maintain QF status in the project's power sales agreements, steam sales agreements and financing agreements and result in termination, penalties or acceleration of indebtedness under such agreements. Such loss of QF status may be on a retroactive or a prospective basis. If a power purchaser ceased taking and paying for electricity or sought to obtain refunds of past amounts paid due to the loss of QF status, the Company cannot assure you that the costs incurred in connection with the project could be recovered through sales to other purchasers. Moreover, the Company's business and financial condition could be adversely affected if regulations or legislation were modified or enacted that changed the standards for maintaining QF status or that eliminated or reduced the benefits and exemptions currently enjoyed by QFs. If a project were to lose its QF status, EME could attempt to avoid holding company status on a prospective basis by qualifying the project as an EWG. However, assuming this changed status would be permissible under the terms of the applicable power sales agreement, rate approval from the FERC would be required. In addition, the project would be required to cease selling electricity to any retail customers (in order to qualify for EWG status) and could become subject to additional state regulation. Loss of QF status on a retroactive basis could lead to, among other things, fines and penalties being levied against the Company, or claims by the utility customer for refund of payments previously made. Loss of QF status by one project could also, because of

PURPA ownership restrictions, adversely affect the QF status of other projects having one or more of the same partners. In addition, pursuant to Section 26(b) of PUHCA, any project contracts that are entered into in violation of PUHCA may be determined by the courts or the SEC to be void.

   The Energy Policy Act. The passage of the Energy Policy Act in 1992 significantly expanded the options available to IPPs with respect to their regulatory status. The Energy Policy Act created a new class of power producer, the EWG, that (like a QF) is not considered an electric utility company under PUHCA. EWGs may own facilities of any size, use any fuel source and be owned by utilities or non-utilities. Thus, in addition to QF status, an IPP now can also apply to the FERC to be granted status as an EWG. EWGs, however, are not exempt from regulation by the FERC or state public utility commissions. The effect of such amendments is to enhance the development of non-QFs that do not have to meet the fuel, production and ownership requirements of PURPA. The Company believes that the amendments benefit it by expanding its ability to own and operate facilities that do not qualify for QF status, but also result in increased competition because utilities and other companies (e.g., equipment suppliers) may now develop facilities that are not subject to the constraints of PUHCA. The Energy Policy Act also expanded FERC authority to order utilities to grant transmission access to QFs and EWGs and lifted restrictions on ownership of foreign utilities by U.S. companies. Pursuant to the Energy Policy Act, FUCOs are also not electric utility companies under PUHCA.

   PUHCA. Under PUHCA, any corporation, partnership or other entity or organized group that owns, controls or holds with power to vote 10% or more of the outstanding voting securities of a "public-utility company" or a company that is a "holding company" of a public utility company is subject to registration with the SEC and regulation under PUHCA, unless eligible for an exemption or unless an appropriate application is filed with, and an order is granted by, the SEC declaring it not to be a holding company. A registered public utility holding company regulated under PUHCA is required to limit its utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of that utility system. Approval by the SEC is required for major financial commitments and other business dealings of the regulated holding company or its subsidiaries.

   As noted above, however, regulations have been adopted under PURPA and the Energy Policy Act providing that QFs, EWGs and FUCOs are not public utility companies under PUHCA. Accordingly, EME is not regulated as a "holding company" under PUHCA because the power generation facilities it owns or in which it has investments are either QFs, EWGs or FUCOs. All international projects and certain U.S. projects that the Company is currently developing or proposing to acquire will be non-QF independent power projects. The Company intends for each such project to qualify as an EWG or as a FUCO. Loss of EWG or FUCO status (like loss of QF status, as discussed above) could also result in EME becoming subject to registration and regulation as a public utility holding company under PUHCA and could trigger defaults under covenants in project agreements. Loss of EWG or FUCO status on a retroactive basis could lead to, among other things, fines and penalties and could cause certain project and other contracts to be void.

   Natural Gas Act. Nineteen of the domestic operating facilities that the Company owns, operates or has investments in are fueled by natural gas. Pursuant to the Natural Gas Act, the FERC has jurisdiction over the sale, transportation and storage of natural gas in interstate commerce. With respect to most transactions that do not involve the construction of pipeline facilities, regulatory authorization can be obtained on a self-implementing basis. However, pipeline rates for such services are subject to continuing FERC oversight. Order No. 636, issued by the FERC in April 1992 (and affirmed in Orders 636A and 636B issued, respectively, in August and November 1992), mandated the restructuring of interstate natural gas pipeline sales and transportation services and changed the terms and conditions under which interstate pipelines provide transportation services, as well as the rates pipelines may charge for such services. The restructuring required by the rule included (i) the separation (unbundling) of a pipeline's sales, transportation and storage services, (ii) the prohibition against pipelines engaging in sales of gas, (iii) the implementation of a straight fixed-variable rate design methodology under which all of a pipeline's fixed costs are recovered through its reservation charge, (iv) the implementation of a capacity releasing mechanism under which holders of firm transportation capacity on pipelines can release that capacity for resale by the pipeline, and
(v) the opportunity for pipelines to recover 100% of their prudently incurred costs (transition costs) associated with implementing the restructuring mandated by the rule.

   FPA. The FPA grants the FERC exclusive ratemaking jurisdiction over wholesale sales of electricity in interstate commerce, including ongoing as well as initial rate jurisdiction, which enables the FERC to revoke or modify previously approved rates. Such rates may be based on a cost-of-service approach or may, in competitive markets, be market-based. While qualifying facilities under PURPA generally are exempt from the ratemaking and certain other provisions of the FPA, EWGs and other non-QF independent power projects are subject to the FPA and to FERC ratemaking jurisdiction, which may limit their flexibility in negotiations with power purchasers. However, since such projects would not be bound by PURPA's thermal energy use requirement, they have greater latitude in site selection and facility size. In addition, as noted above, EWGs may be 100% owned by the Company. In addition, the FPA grants FERC jurisdiction over the sale or transfer of jurisdictional facilities, including wholesale power sales contracts, and in some cases, jurisdiction over the issuance of securities or the assumption of certain liabilities.

   Currently, five of the Company's operating projects, the Homer City, Nevada Sun-Peak, Brooklyn Navy Yard, Commonwealth Atlantic and Harbor projects, are subject to FERC rate-making regulation under the FPA. The Company's future domestic non-QF independent power projects will also be subject to FERC jurisdiction on rates.

 State Energy Regulation

   State public utility commissions ("PUCs") have broad jurisdiction over non-QF independent power projects (including EWGs), which are considered public utilities in many states. Such jurisdiction often includes the issuance of certificates of public convenience and necessity ("CPCNs") and/or other certifications to construct, own and operate a facility, as well as regulation of organizational, accounting, financial and other corporate matters on an ongoing basis. QFs may also be required to obtain CPCNs in some states. Certain states that have restructured their electric industries require generators to register to provide electric service to customers. Many states are currently undergoing significant changes in their electric statutory and regulatory frameworks that result from restructuring the electric industries that may affect generators in those states. Although the FERC generally has exclusive jurisdiction over the rates charged by a non-QF independent power project to its wholesale customers, PUCs have the ability, in practice, to influence the establishment of such rates by asserting jurisdiction over the purchasing utility's ability to pass through the resulting cost of purchased power to its retail customers. PUCs also have the authority to determine avoided costs for QFs and regulate the retail rates charged by QFs. In addition, states may assert jurisdiction over the siting and construction of independent power projects and, among other things, the issuance of securities, related party transactions and the sale or other transfer of assets by these facilities. The actual scope of jurisdiction over independent power projects by state PUCs varies from state to state.

   In addition, state PUCs may seek to modify, suspend or terminate a QF's power sales contract under certain circumstances. This could occur if the state PUC determined that the pricing mechanism of the power sales contract is unfairly high in light of the current prevailing market cost of power for the utility purchasing the power. In such instance, the state PUC may attempt to alter the terms of the power sales contract to reflect more accurately market conditions for the prevailing cost of power. While the Company believes that such attempts are not common and that the state PUCs may not have any jurisdiction to modify the terms of wholesale power sales, it cannot assure you that the power sales contracts of its projects will not be subject to adverse regulatory actions.

   The California Public Utility Commission ("CPUC") has authorized the electric utilities in California to "monitor" compliance by QFs with PURPA rules and regulations. However, the United States Court of Appeals for the Ninth Circuit found in 1994 that a CPUC program was preempted by PURPA insofar as it authorized utilities to determine that a QF was not in compliance with PURPA rules and regulations, to then pay a reduced avoided cost rate and to take other action contrary to a facility's status as a QF. The court did, however, uphold reasonable monitoring of QF operating data. Other states, such as New York and Virginia, have also instituted QF monitoring programs.

   The Company buys and transports the natural gas used at its domestic facilities through local distribution companies ("LDCs"). State PUCs have jurisdiction over the transportation of natural gas by LDCs. Each state's regulatory laws are somewhat different; however, all generally require the LDC to obtain approval from the relevant PUC for the construction of facilities and transportation services if the LDC's generally applicable tariffs do not cover the proposed transaction. LDC rates are usually subject to continuing PUC oversight.

 Certain Recent Foreign Regulatory Matters

   On July 29, 1998, the British Director General of Electricity Supply proposed to the Minister for Science, Energy and Industry that the current structure of "contracts for differences" and compulsory trading via the pool at half-hourly clearing prices bid a day ahead be abolished. He proposed in their place, among other things: the establishment of voluntary forwards and futures markets, organized by independent market operators and evolving in response to demand; a short-term bilateral market operating from 24 to 4-hours before a trading period; a balancing market to enable the system operator to balance generation and demand and resolve any transmission constraints; a settlement process for recovering imbalances between contracted and metered volumes with stronger incentives for being in balance; and a Balancing and Settlement Code Panel to oversee governance of the short- term bilateral and balancing markets. The Minister for Science, Energy and Industry has recommended that the proposal be implemented by April 2000. Further definition of the proposal will be required before the effects of the changes on EME's U.K. projects can be evaluated. Implementation of the proposal may also require legislation.

   The New Zealand Government has been undergoing a steady process of electric industry deregulation since 1987. Reform in the distribution and retail supply sector began in 1992 with legislation that deregulated electricity distribution and provided for competition in the retail electric supply function. The New Zealand Energy Market, established in 1996, is a voluntary competitive wholesale market which allows for the trading of physical electricity on a half-hourly basis. The Electricity Industry Reform ("EIR") Act, which was passed in July 1998, was designed to increase competition at the wholesale generation level by splitting up Electricity Company of New Zealand Limited, the large state-owned generator, into three separate generation companies. The EIR Act also prohibits the ownership of both generation and distribution assets by the same entity.

 Transmission of Wholesale Power

   Generally, projects that sell power to wholesale purchasers other than the local utility to which the project is interconnected require the transmission of electricity over power lines owned by others (wheeling). The prices and other terms and conditions of transmission contracts are regulated by FERC, when the entity providing the wheeling service is a jurisdictional public utility under the FPA. Until 1992, FERC's ability to compel wheeling was very limited, and the availability of voluntary wheeling service could be a significant factor in determining whether a site was viable for project development.

   FERC's authority under the FPA to require electric utilities to provide transmission service on a case by case basis to QFs, EWGs, and other power generators was expanded substantially by the Energy Policy Act. Furthermore, in 1996 FERC issued a rulemaking order, Order 888, in which FERC asserted the power, under its authority to eliminate undue discrimination in transmission, to compel all jurisdictional public utilities under the FPA to file open access transmission tariffs consistent with a pro forma tariff drafted by FERC. The FERC subsequently issued Orders 888-A, 888-B and 888-C to clarify the terms that jurisdictional transmitting utilities are required to include in their open access transmission tariffs. The FERC also issued Order 889, which required those transmitting utilities to abide by certain standards of conduct when using their own transmission systems to make wholesale sales of power, and to post certain transmission information, including information about transmission requests and availability, on a publicly available computer bulletin board. Although the pro forma tariff does not cover the pricing of transmission service, Order 888 is expected to improve transmission access for independent power producers such as the Company. A recent decision by the United States Court of Appeals for the Eighth Circuit has cast doubt on the extent of FERC's authority to require certain curtailment policies in the pro forma tariff.

 Retail Competition

   In response to pressure from retail electric customers, particularly large industrial users, the state commissions or state legislatures of most states are considering, or have considered, whether to open the retail electric power market to competition. Retail competition is possible when a customer's local utility agrees, or is required, to "unbundle" its distribution service (e.g., the delivery of electric power through its local distribution lines) from its transmission and generation service (e.g., the provision of electric power from the utility's generating facilities or wholesale power purchases). Several state commissions and legislatures have issued orders or passed legislation requiring utilities to offer unbundled retail distribution service ("retail wheeling") beginning as early as 1998 and phasing in retail wheeling over the next several years. Other states are expected to move toward retail competition by 2000.

   The competitive pricing environment that will result from retail competition may cause utilities to experience revenue shortfalls and deteriorating creditworthiness. However, the Company expects that most, if not all, state plans will insure that utilities receive sufficient revenues, through a distribution surcharge if necessary, to pay their obligations under existing long-term power purchase contracts with QFs and EWGs. On the other hand, QFs and EWGs may be subject to pressure to lower their contract prices in an effort to reduce the "stranded investment" costs of their utility customers.

   The Company believes that, as a predominantly low cost producer of electricity, it will ultimately benefit from any increased competition that may arise from the opening of the retail market. Although the Company's EWGs are forbidden under PUHCA from selling electric power in the retail market, its EWGs could sell at wholesale to a power marketer which could resell at retail. Furthermore, QFs are permitted to market power directly to large industrial users that could not previously be served, because of local franchise laws or the inability to obtain retail wheeling. The Company also believes it will be an attractive wholesale supplier to power marketers serving the newly-open retail markets.

 Environmental Regulation

   The construction and operation of power projects are subject to environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over the projects located outside the United States. The Company believes that, as of the date of this offering circular, it is in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect its financial condition or results of operations. However, possible future developments, such as more stringent environmental laws and regulations, could affect the costs and the manner in which the Company conducts its business. The Company cannot assure you that in such event it would be able to recover such increased costs from its customers or that its financial position and results of operations would not be materially adversely affected.

   Typically, environmental laws require a lengthy and complex process for obtaining licenses, permits and approvals prior to construction and operation of a project. Meeting all of the necessary requirements can delay or sometimes prevent the completion of a proposed project as well as require extensive modifications to existing projects, which may involve significant capital expenditures.

   In 1990, Congress passed amendments (the "1990 Amendments") to the Clean Air Act that greatly expand the scope of federal regulations in several significant respects. A Company project is anticipated to make capital expenditures of approximately $5.7 million (of which the Company's share is $2.9 million) during 1999 in order to comply with the 1990 Amendments. In addition, the Company plans to spend approximately $246 million to install upgrades to the environmental controls at the Homer City project during 2000 and 2001 to control sulfur dioxide and nitrogen oxide emissions. Similarly, the Company plans to upgrade the environmental controls at the former ComEd plants to control nitrogen oxide emissions. Provisions related to nonattainment, air toxins, permitting, enforcement and "acid rain" may affect the Company's projects; however, final details of all these programs have not been issued by the United States Environmental Protection Agency and state agencies.

   The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") requires the cleanup of sites from which there has been a release or threatened release of hazardous substances. As of the date of this offering circular, the Company is not aware of any CERCLA liability; however, it cannot assure you that it will not incur such liability in the future.

Legal Proceedings

   In February 1997, a civil action was commenced in the Superior Court of the State of California, Orange County, entitled The Parsons Corporation and PMNC
v. Brooklyn Navy Yard Cogeneration Partners, L.P., Mission Energy New York, Inc. and B-41 Associates, L.P., Case No. 774980, in which plaintiffs assert general monetary claims under the Construction Turnkey Agreement in the amount of $136.8 million. Brooklyn Navy Yard has also filed an action entitled Brooklyn Navy Yard Cogeneration Partners, L.P. v. PMNC, Parsons Main of New York, Inc., Nab Construction Corporation, L.K. Comstock & Co., Inc. and The Parsons Corporation, in the Supreme Court of the State of New York, Kings County, Index No. 5966/97 asserting general monetary claims in excess of $13 million under the Construction Turnkey Agreement. On March 26, 1998, the Superior Court in the California action granted PMNC's motion for attachment in the amount of $43 million against Brooklyn Navy Yard and attached a Brooklyn Navy Yard bank account in the amount of $0.5 million. Brooklyn Navy Yard is appealing the attachment order. On the same day, the court stayed all proceedings in the California action due to the action pending in New York. PMNC's motion to dismiss the New York action was denied by the New York Supreme Court and further denied on appeal in September 1998. EME agreed to indemnify BNY and its partner from all claims and costs arising from or in connection with the contractor litigation. EME believes that the outcome of this litigation will not have a material adverse effect on its consolidated financial position or results of operations.

   The Company experiences other routine litigation in the normal course of its business. None of such pending litigation is expected to have a material adverse effect on the consolidated financial position or results of operations of the Company. See "--Certain Regulatory Matters--Environmental Regulation."

                                   MANAGEMENT

Directors and Executive Officers of EME

   The following table sets forth the names and ages of, the positions held with EME by, and the terms of office of, the directors and executive officers of EME as of June 3, 1999.

Name                            Age                   Position
----                            ---                   --------
Alan J. Fohrer.................  48 Chairman of the Board

Bryant C. Danner...............  61 Director

Robert M. Edgell...............  52 Director, Executive Vice President and
                                    Division President of EME, Asia Pacific

Edward R. Muller...............  46 Director, President and Chief Executive
                                    Officer

S. Linn Williams...............  52 Senior Vice President and Division President
                                    of EME, Europe, Central Asia, Middle East
                                    and Africa

Kevin M. Smith.................  41 Senior Vice President, Chief Financial
                                    Officer and Treasurer

James V. Iaco, Jr..............  54 Senior Vice President and Division President
                                    of EME, Americas

Georgia R. Nelson..............  49 Senior Vice President and President of
                                    Midwest Generation EME, LLC

Ronald L. Litzinger............  39 Senior Vice President, Worldwide Operations

Raymond W. Vickers.............  56 Senior Vice President and General Counsel

Business Experience

   Set forth below is a description of the principal business experience during the past five years of each of the individuals named above and the name of each public company in which any director named above is a director.

   Mr. Fohrer has been Chairman of the Board of EME since January 1998. From 1993 to 1998, Mr. Fohrer served as Vice Chairman of the Board. Mr. Fohrer has been Executive Vice President and Chief Financial Officer of Edison International and SCE since June 1995. Effective February 1996 and June 1995, Mr. Fohrer also served as Treasurer of SCE and Edison International, respectively, until August 1996. Mr. Fohrer was Senior Vice President, Treasurer and Chief Financial Officer of Edison International, and Senior Vice President and Chief Financial Officer of SCE from January 1993 until May 1995. Mr. Fohrer was interim Chief Executive Officer of EME between May 1993 and August 1993. From 1991 until 1993, Mr. Fohrer was Vice President, Treasurer and Chief Financial Officer of Edison International and SCE.

   Mr. Danner has been Executive Vice President and General Counsel of Edison International and SCE since June 1995. Mr. Danner was Senior Vice President and General Counsel of Edison International and SCE from July 1992 until May 1995.

   Mr. Edgell has been Executive Vice President of EME since April 1988. Mr. Edgell was named Division President of EME's Asia Pacific region in January 1995.

   Mr. Muller has been President and Chief Executive Officer of EME since August 1993. Prior to joining EME, Mr. Muller served as vice president, chief administrative officer, general counsel and secretary of Whittaker Corporation, an aerospace firm, from 1988 until 1992 and as vice president, chief financial officer, general counsel and secretary of Whittaker Corporation from 1992 until 1993. From 1991 until 1993, Mr. Muller also served as vice president, secretary and general counsel of BioWhittaker, Inc., a biotechnology company. Mr. Muller is a director of Whittaker Corporation and Global Marine, Inc.

   Mr. Williams has been Senior Vice President of EME since November 1994. Mr. Williams was named Division President of EME's Europe, Central Asia, Middle East and Africa region in November 1998. Mr. Williams served as General Counsel of EME from November 1994 until being named as Division President. From 1985 through 1989 and from 1992 to 1993, Mr. Williams was a partner with the law firm of Gibson, Dunn and Crutcher. From 1993 to 1994, Mr. Williams was a partner with the law firm of Jones, Day, Reavis and Pogue.

   Mr. Smith has been Senior Vice President, Chief Financial Officer and Treasurer of EME since May 1999. Mr. Smith served as Vice President and Treasurer of EME and Regional Vice President, Americas region, from March 1998 until April 1999. Mr. Smith has served as Treasurer since September 1992.

   Mr. Iaco has been Senior Vice President of EME since January 1994 and Division President of EME's Americas region since January 1998. Mr. Iaco served as Chief Financial Officer from January 1994 to May 1999. From September 1993 until December 1993, Mr. Iaco was self-employed and provided consulting services, specializing in restructuring, finance, crisis management and other management services. From October 1992 until September 1993, Mr. Iaco served as senior vice president and chief financial officer of Phoenix Distributors, Inc., a distributor of industrial gas and welding supplies.

   Ms. Nelson has been President of Midwest Generation EME, LLC since May 1999. From January 1996 until June 1999, Ms. Nelson was Senior Vice President, Worldwide Operations. Ms. Nelson was Division President of EME's Americas region from January 1996 to January 1998. Prior to joining EME, Ms. Nelson served as Senior Vice President of SCE from June 1995 until December 1995 and Vice President of SCE from June 1993 until May 1995. From 1992 to 1993, Ms. Nelson served as a Special Assistant to the Chairman of Edison International.

   Mr. Litzinger has been Senior Vice President, Worldwide Operations, since June 1999. Mr. Litzinger served as Vice President-O&M Business Development from December 1998 to May 1999. Mr. Litzinger has been with EME since November 1995 serving as both Regional Vice President, O&M Business Development and Manager, O&M Business Development until December 1998. Prior to joining EME, Mr. Litzinger was a Reliability Supervisor with Texaco Refining and Marketing, Inc. from March 1995 to October 1995 and prior to that held numerous management positions with SCE since June 1986.

   Mr. Vickers has been Senior Vice President and General Counsel of EME since March 1999. Prior to joining EME, Mr. Vickers was a partner with the law firm Skadden, Arps, Slate, Meagher & Flom LLP concentrating on international business transactions, particularly cross-border capital markets and investment transactions, project implementation and finance. Mr. Vickers originally joined Skadden, Arps, Slate, Meagher & Flom LLP in 1989 as resident partner in the Hong Kong office.

                           DESCRIPTION OF THE NOTES

   In this "Description of the Notes", references to "EME", "we", "our", "ours" and "us" refer only to Edison Mission Energy, and not to any of our direct or indirect subsidiaries or affiliates. The following description is a summary of certain provisions of the Indenture and the Notes. It does not restate the Indenture and the Notes in their entirety. We urge you to read the Indenture and the Notes because they, and not this description, define your rights as a holder of these Notes. You may obtain a copy of the Indenture and the Notes from us by writing to us at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612.

General

   We will issue the Notes under the Indenture and the First Supplemental Indenture, each to be dated as of June 28, 1999, between EME and The Bank of New York, as Trustee. The Notes will be unsecured senior obligations of EME. The Notes will rank equal in right of payment with all other unsubordinated indebtedness of EME. Because we conduct substantially all our business through numerous subsidiaries, all existing and future liabilities of our direct and indirect subsidiaries will be effectively senior to the Notes. The Notes will not be guaranteed by, or otherwise be obligations of, our project subsidiaries and project affiliates, or our other direct and indirect subsidiaries and affiliates.

   We will issue the Notes in aggregate principal amount of $600,000,000. The Notes will mature on June 15, 2009 and will bear interest at the rate of 7.73% per annum. We will pay interest on the Notes on each June 15 and December 15, beginning on December 15, 1999, to the holders of record on the immediately preceding June 1 and December 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 28, 1999. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest rate on the Notes may be increased under the circumstances described in "Registration Rights Agreement."

   The Notes will be in denominations of $100,000 and any integral multiple of $1,000 in excess thereof.

   We may issue additional series of notes under the Indenture from time to time in accordance with the conditions described therein.

Redemption

   We may redeem the Notes at any time, in whole or in part, at a redemption price equal to:

  .  the greater of

       (1) 100% of the principal amount of the Notes being redeemed

       and

       (2) the sum of the present values of the Remaining Scheduled
     Payments on the Notes being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus 37.5 basis points,

  . plus accrued and unpaid interest, if any, on the principal amount of Notes being redeemed to the redemption date.

   "Remaining Scheduled Payments" means, with respect to each Note that we are redeeming, the remaining scheduled payments of the principal and interest on that Note that would be due after the related redemption date if we were not redeeming that Note. However, if the redemption date is not a scheduled interest payment date with respect to that Note, the amount of the next succeeding scheduled interest payment on that Note will be reduced by the amount of interest accrued on that Note to the redemption date.

   "Treasury Rate" means, with respect to any redemption date, an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date. The semiannual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by Credit Suisse First Boston Corporation or an affiliate as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

   "Comparable Treasury Price" means the average of three Reference Treasury Dealer Quotations obtained by the Trustee in respect of the Notes to be redeemed on the applicable redemption date.

   "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by a Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

   "Reference Treasury Dealers" means Credit Suisse First Boston Corporation (so long as it continues to be a primary U.S. Government securities dealer) and any two other primary U.S. Government securities dealers chosen by us. If Credit Suisse First Boston Corporation ceases to be a primary U.S. Government securities dealer, we will appoint in its place another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

   We will give notice to The Depository Trust Company ("DTC") and holders of definitive Notes at least 30 days (but not more than 60 days) before we redeem the Notes. If we redeem only some of the Notes, DTC's practice is to choose by lot the amount to be redeemed from the Notes held by each of its participating institutions. DTC will give notice to these participants, and these participants will give notice to any "Street Name" holders of any indirect interests in the Notes according to arrangements among them. These notices may be subject to statutory or regulatory requirements. We will not be responsible for giving notice of a redemption of the Notes to anyone other than DTC and holders of definitive Notes.

Certain Covenants

 Restrictions on Liens

   We will agree not to pledge, mortgage, hypothecate or permit to exist any mortgage, pledge or other lien upon any property at any time directly owned by us to secure any indebtedness for money borrowed which is incurred, issued, assumed or guaranteed by us ("Indebtedness"), without providing for the Notes to be equally and ratably secured with any and all such Indebtedness and with any other Indebtedness similarly entitled to be equally and ratably secured; provided, however, that this restriction will not apply to, or prevent the creation or existence of:

  (1) liens existing at the original date of issuance of the Notes;

  (2) purchase money liens which do not exceed the cost or value of the purchased property;

  (3) other liens not to exceed 10% of our Consolidated Net Tangible Assets;
      and

  (4) liens granted in connection with extending, renewing, replacing or refinancing in whole or in part the Indebtedness (including, without limitation, increasing the principal amount of such Indebtedness) secured by liens described in clauses (1) through (3) above.

   "Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of all of our assets, determined on a consolidated basis in accordance with generally accepted accounting principles as of such date, less the sum of

     (a) our consolidated current liabilities, determined in accordance with generally accepted accounting principles and

     (b) our assets that are properly classified as intangible assets in accordance with generally accepted accounting principles, except for any intangible assets which are distribution or related contracts with an assignable value.

   If we propose to pledge, mortgage or hypothecate any property at any time directly owned by us to secure any Indebtedness, other than as permitted by clauses (1) through (4) of the second previous paragraph, we will agree to give prior written notice thereof to the Trustee, who will give notice to the holders of Notes, and we will further agree, prior to or simultaneously with such pledge, mortgage or hypothecation, effectively to secure all the Notes equally and ratably with such Indebtedness.

   This covenant will not restrict the ability of our subsidiaries and affiliates to pledge, mortgage, hypothecate or permit to exist any mortgage, pledge or lien upon their assets, in connection with project financings or otherwise.

 Merger, Consolidation, Sale, Lease or Conveyance

   We will agree not to merge or consolidate with or into any other person and we will agree not to sell, lease or convey all or substantially all of our assets to any person, unless (1) we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a State thereof or the District of Columbia and expressly assumes all our obligations under the Notes and the Indenture, (2) immediately after such merger, consolidation, sale, lease or conveyance, there is no default or Event of Default (as defined below) under the Indenture, (3) if, as a result of the merger, consolidation, sale, lease or conveyance, any or all of our property would become the subject of a lien that would not be permitted by the Indenture, we secure the Notes equally and ratably with the obligations secured by that lien and (4) we deliver or cause to be delivered to the Trustee an officers' certificate and opinion of counsel each stating that the merger, consolidation, sale, lease or conveyance comply with the Indenture.

   The meaning of the term "all or substantially all of the assets" has not been definitely established and is likely to be interpreted by reference to applicable state law if and at the time the issue arises and will be dependent on the facts and circumstances existing at the time.

   Except for a sale of our assets substantially as an entirety as provided above, and other than assets we are required to sell to conform with governmental regulations, we may not sell or otherwise dispose of any assets (other than short-term, readily marketable investments purchased for cash management purposes with funds not representing the proceeds of other asset sales) if, on a pro forma basis, the aggregate net book value of all such sales during the most recent 12-month period would exceed 10% of our Consolidated Net Tangible Assets (as defined above) computed as of the end of the most recent quarter preceding such sale; provided, however, that any such sales shall be disregarded for purposes of this 10% limitation if the proceeds are invested in assets in similar or related lines of our business; and, provided further, that we may sell or otherwise dispose of assets in excess of this 10% limitation if we retain the proceeds from such sales or dispositions, which are not reinvested as provided above, as cash or cash equivalents or if we use the proceeds from such sales to purchase and retire Notes or Indebtedness ranking equal in right of payment to the Notes or indebtedness of our subsidiaries.

 Reporting Obligations

   We will agree to furnish or cause to be furnished to holders of Notes copies of our annual reports and of the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after we file them with the SEC.

 Additional Covenants

   Subject to certain exceptions and qualifications, we will agree in the Indenture to do, among other things, the following:

     (1) deliver to the Trustee copies of all reports that we file with the SEC;

     (2) deliver to the Trustee annual officers' certificates with respect to our compliance with our obligations under the Indenture;

     (3) maintain our corporate existence, subject to the provisions described above relating to mergers and consolidations; and

     (4) pay our taxes when due, except when we are contesting such taxes in good faith.

Modification of the Indenture

   The Indenture will contain provisions permitting us and the Trustee, with the consent of the holders of at least a majority in aggregate principal amount of Notes then outstanding, to modify or amend the Indenture or the rights of the holders of Notes. However, no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

     (a) change the stated maturity of the principal of, or extend the time of payment of interest on, any Note;

     (b) reduce the principal amount of, or interest on, any Note;

     (c) change the place or currency of payment of principal of, or interest on, any Note;

     (d) reduce any amount payable upon the redemption of any Note; or

     (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

   In addition, without the consent of the holders of all Notes then outstanding, no such modification or amendment may:

     (x) reduce the percentage in principal amount of outstanding Notes the consent of whose holders is required for modification or amendment of the Indenture;

     (y) reduce the percentage in principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

     (z) modify such provisions with respect to modification and waiver.

   The holders of at least a majority in principal amount of the outstanding Notes may waive compliance by EME with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding Note affected.

   We and the Trustee may, without the consent of any holder of Notes, amend the Indenture and the Notes for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision thereof, or in any manner that we and the Trustee may determine is not inconsistent with the Indenture and the Notes and will not adversely affect the interest of any holder of Notes.

Events of Default

   Each of the following will be an "Event of Default" under the Indenture:

     (a) our failure to pay any interest on any Note when due, which failure continues for 30 days; or

     (b) our failure to pay principal or premium when due; or

     (c) our failure to perform any other covenant in the Notes or the Indenture for a period of 90 days after the Trustee or the holders of at least 25% in aggregate principal amount of the Notes gives us written notice of our failure to perform; or

     (d) an event of default occurring under any of our instruments under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for money borrowed that has resulted in the acceleration of such Indebtedness, or any default occurring in payment of any such Indebtedness at final maturity (and after the expiration of any applicable grace periods), other than

       (i) Indebtedness which is payable solely out of the property or assets of a partnership, joint venture or similar entity of which we or any of our subsidiaries or affiliates is a participant, or which is secured by a lien on the property or assets owned or held by such entity, without further recourse to or liability of us; or

       (ii) Indebtedness not exceeding $20,000,000; or

     (e) one or more nonappealable final judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or similar entity for the payment of money aggregating more than $20,000,000 shall be rendered against us (excluding the amount thereof covered by insurance) and shall remain undischarged, unvacated and unstayed for more than 90 days, except while being contested in good faith by appropriate proceedings; or

     (f) certain events of bankruptcy, insolvency or reorganization in respect of us.

   If any Event of Default (other than an Event of Default due to certain events of bankruptcy, insolvency or reorganization) has occurred and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the Notes outstanding under the Indenture may declare the principal of all Notes under the Indenture and interest accrued thereon to be due and payable immediately.

   The Trustee will be entitled, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Notes before proceeding to exercise any right or power under the Indenture at the request of such holders. Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

   No holder of Notes may institute any action against us under the Indenture (except actions for payment of overdue principal or interest) unless:

     (1) such holder previously has given the Trustee written notice of the default and continuance thereof;

     (2) the holders of not less than 25% in principal amount of the Notes then outstanding have requested the Trustee to institute such action and offered the Trustee reasonable indemnity;

     (3) the Trustee has not instituted such action within 60 days of the request; and

     (4) the Trustee has not received direction inconsistent with such written request from the holders of a majority in principal amount of the Notes then outstanding.

Defeasance and Covenant Defeasance

 Defeasance

   We will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after we have made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the Notes (except for, among other matters, certain obligations to register the transfer of or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold funds for payment in trust) if

     (A) we have deposited with the Trustee, in trust, money and/or certain U.S. government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes at the time such payments are due in accordance with the terms of the Indenture,

     (B) we have delivered to the Trustee

       (i) an opinion of counsel to the effect that Note holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture and

       (ii) an opinion of counsel to the effect that the defeasance trust does not constitute an "investment company" within the meaning of the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

     (C) immediately after giving effect to such deposit, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, will have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound and

     (D) if at such time the Notes are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that the Notes will not be delisted as a result of such deposit and discharge.

 Defeasance of Certain Covenants and Certain Events of Default

   The provisions of the Indenture will cease to be applicable with respect to

     (x) the covenants described in "--Certain Covenants" (other than those with respect to the maintenance of our existence and those described under the first paragraph of the caption "--Certain Covenants--Merger, Consolidation, Sale, Lease or Conveyance"),

     (y) clause (c) in "--Events of Default" with respect to such covenants and

     (z) clauses (d) and (e) in "--Events of Default" upon

       (1) the deposit with the Trustee, in trust, of money and/or certain U.S. government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes,

       (2) the satisfaction of the conditions described in clauses (B)(ii),
    (C) and (D) of the preceding paragraph and

       (3) our delivery to the Trustee of an opinion of counsel to the effect that, among other things, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

 Defeasance and Certain Other Events of Default

   If we exercise our option to omit compliance with certain covenants and provisions of the Indenture as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. government obligations on deposit with the Trustee may not be sufficient to pay amounts due on the Notes at the time of acceleration resulting from such Event of Default. In such event, we will remain liable for such payments.

Book-Entry; Delivery and Form

 General

   The Notes, except for those sold to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), will be issued in the form of one or more fully registered Notes in global form ("Global Notes"). The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Notes sold to institutional "accredited investors" will be delivered as definitive fully registered certificates.

   Upon issuance of the Global Notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the number of Notes sold to qualified institutional buyers pursuant to Rule 144A represented by such Global Notes to the account of institutions that have accounts with DTC or its nominee participants (the "DTC Participants") and Euroclear will credit on its book-entry registration and transfer system the number of Notes sold to certain persons in offshore transactions in reliance on Regulation S under the Securities Act also represented by Global Notes, to the account of institutions that have accounts with Euroclear or its nominee participants (the "Euroclear Participants" and, collectively with the DTC Participants, the "Participants"). The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the Global Notes will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to the Participants' interests) for such Global Notes, or by Participants or persons that hold interests through Participants (with respect to beneficial interests of persons other than Participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

   So long as DTC, or its nominee, is the registered holder of any Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner of such Notes for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have such Global Notes registered in their names, will not receive or be entitled to receive physical delivery in exchange therefor and will not be considered to be the owners or holders of such Global Notes for any purpose under the Notes or the Indenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action, and that the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   Any payment of principal or interest due on the Notes on any interest payment date or at maturity will be made available by us to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to DTC or its nominee, as its nominee, as the case may be, as the registered owner of the Global Notes representing such Notes in accordance with existing arrangements between the Trustee and DTC.

   We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes as shown on the records of DTC. We also expect that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

   Neither we nor the Trustee nor any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between DTC and its Participants or the relationship between such Participants and the owners of beneficial interests in the Global Notes owning through such Participants.

   Unless and until exchanged in whole or in part for Notes in definitive form or for beneficial interests in an unrestricted Global Note, in each case in accordance with the terms of the Indenture, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among DTC Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its Participants or indirect participants of their respective obligations under the rules and procedures governing their operations. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes.

 Certificated Notes

   Notes that are originally issued to institutional "accredited investors" who are not qualified institutional buyers will be sold in certificated form.

   The Global Notes will be exchangeable for corresponding certificated Notes registered in the name of persons other than DTC or its nominee only if (A) DTC
(1) notifies us that it is unwilling or unable to continue as depositary for any of the Global Notes or (2) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default with respect to the applicable Notes or (C) we execute and deliver to the Trustee an order that the Global Notes will be so exchangeable. Any definitive Notes will be issued only in fully registered form, and will be issued without coupons in denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Any definitive Notes so issued will be registered in such names and in such denominations as DTC requests.

 The Clearing System

   DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with DTC Participants, whether directly or indirectly.

                         REGISTRATION RIGHTS AGREEMENT

   Pursuant to the Registration Rights Agreement, EME has agreed with the initial purchasers, for the benefit of the holders of the Notes, that EME will file and use its reasonable best efforts to cause to become effective, at its cost, a registration statement with respect to a registered offer to exchange the Notes for a series of debt securities of EME (the "Exchange Notes") which are in all material respects substantially identical to the Notes. Upon such registration statement being declared effective, EME will offer the Exchange Notes in return for surrender of the Notes. Such offer will remain open for no less than 30 days after the date notice of the exchange offer is mailed to the Note holders. For each Note surrendered to EME under the exchange offer, the Note holder will receive Exchange Notes in an equal principal amount. Interest on each Exchange Note will accrue from the last date on which interest was paid on the Note so surrendered or, if no interest has been paid, since the date set forth on the cover of this offering circular.

   In the event that EME determines in good faith that applicable interpretations of the staff of the Securities and Exchange Commission or other circumstances specified in the Registration Rights Agreement do not permit EME to effect such an exchange offer, EME will, at its cost, use its reasonable best efforts (subject to customary representations and agreements of the Note holders) to have a shelf registration statement covering resale of the Notes declared effective and kept effective until two years after the closing date of the offering of the Notes (the "Closing Date"), subject to certain exceptions. EME will, in the event of such a shelf registration, provide to each Note holder copies of the prospectus, notify each Note holder when a registration statement for the Notes has become effective and take certain other actions as are appropriate to permit resale of the Notes.

   In the event that such exchange offer is not commenced or such registration statement is not declared effective within 270 days following the Closing Date, the annual interest rates on the Notes will increase by one half of one percent (50 basis points) effective on the 271st day following the Closing Date, which increase will remain in effect until the date on which such exchange offer is commenced or such registration statement will have become effective.

   Each Note holder (other than certain specified holders) who wishes to exchange its Notes for Exchange Notes in the exchange offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of business and that at the time of the commencement of the exchange offer it will have no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

   A Note holder that sells its Notes pursuant to a shelf registration generally would be required to be named as a selling holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sale and will be required to agree in writing to be bound by the provisions of the Registration Rights Agreement which are applicable to such Note holder (including certain indemnification obligations).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following summary describes certain material United States federal income tax considerations of the acquisition, ownership and disposition of the Notes. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified with possible retroactive effect. This discussion does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose functional currency is not the United States dollar or holders who will hold the Notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments). The summary is applicable only to purchasers that acquire the Notes pursuant to the offering at the initial offering price and who will hold the Notes as capital assets within the meaning of Section 1221 of the Code. This summary is for general information only and does not address all aspects of United States federal income taxation that may be relevant to holders of the Notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective holders should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the Notes.

   As used herein, the term "United States Holder" means a beneficial owner of a Note that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States Holder. A "Non-United States Holder" is any beneficial holder of a Note that is not a United States Holder.

United States Holders

   It is anticipated that the Notes will not be issued with more than a de minimis amount of original issue discount. In such case, interest on a Note generally will be taxable to a United States Holder as ordinary income as it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

   Failure of EME to consummate the exchange offer or to file or cause to be declared effective the shelf registration statements as described in "Registration Rights Agreement" will cause additional interest to accrue on the Notes in the manner described therein. According to U.S. Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a United States Holder (or the timing of such recognition) if the likelihood of the change, as of the date the Notes are issued, is remote. EME believes that the likelihood of a change in the interest rate on the Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. In the unlikely event that the interest rate on the Notes is increased, then such increased interest may be treated as original issue discount, includible by a United States Holder in income as such interest accrues, in advance of receipt of any cash payment thereof. If, as anticipated, the issue price of the Notes equals their stated principal amount, and based on EME's belief that the likelihood of a change in the interest rate is remote, the Notes will not be issued with original issue discount.

   Upon the sale, exchange, redemption, retirement or other disposition of a Note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as such) and such United States Holder's adjusted tax basis in the Note. A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor. Such gain or loss will be capital gain or loss. Capital gain recognized by an individual investor upon a disposition of a Note that has been held for more than 12 months will generally be subject to a maximum tax rate of 20% or, in the case of a Note that has been held for 12 months or less, will be subject to tax at ordinary income tax rates.

   A United States Holder will not recognize any taxable gain or loss on the exchange of the Notes for Exchange Notes pursuant to the exchange offer, and a United States Holder's tax basis and holding period in the Exchange Notes will be the same as in the Notes.

Non-United States Holders

   Under present United States federal income tax law, subject to the discussion of backup withholding and information reporting below:

     (a) payments of principal and interest on the Notes to any Non-United States Holder will not be subject to United States federal income, branch profits or withholding tax provided that (i) the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of EME entitled to vote, (ii) the Non-United States Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business,
  (iii) the Non-United States Holder is not a controlled foreign corporation that is related to EME (directly or indirectly) through stock ownership,
  (iv) such interest payments are not effectively connected with a United States trade or business and (v) certain certification requirements are met. Such certification will be satisfied if the beneficial owner of the Note certifies on IRS Form W-8 or a substantially similar substitute form, under penalties of perjury, that it is not a United States person and provides its name and address, and (x) such beneficial owner files such form with the withholding agent or (y) in the case of a Note held by a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, such financial institution certifies to EME or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the withholding agent with a copy thereof; and

     (b) a Non-United States Holder will not be subject to United States federal income or branch profits tax on gain realized on the sale, exchange, redemption, retirement or other disposition of a Note, unless (i) the gain is effectively connected with a trade or business carried on by such holder within the United States or, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is generally attributable to a United States permanent establishment maintained by the holder, or (ii) the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

   The Internal Revenue Service has recently amended the certification rules described in clause (a) above. Non-United States Holders should be aware that withholding certificates or statements that are valid on December 31, 1999 may be treated as valid until the earlier of their expiration or December 31, 2000. Certificates or statements received under the currently effective rules will fail to be effective after December 31, 2000.

Backup Withholding and Information Reporting

   In general, payments of interest and the proceeds of the sale, exchange, redemption, retirement or other disposition of the Notes payable by a United States paying agent or other United States intermediary will be subject to information reporting. In addition, backup withholding at a rate of 31% will apply to these payments if (i) in the case of a United States Holder, the Holder fails to provide an accurate taxpayer information number, or fails to certify that such Holder is not subject to backup withholding or fails to report all interest and dividends required to be shown on its United States federal income tax returns, or (ii) in the case of a Non-United States Holder, the Holder fails to provide the certification on IRS Form W-8 described above or otherwise does not provide evidence of exempt status. Certain United States Holders (including, among others, corporations) and Non-United States Holders that comply with certain certification requirements are not subject to backup withholding. Any amount paid as backup withholding will be creditable against the Holder's United States federal income tax liability provided that the required information is timely furnished to the IRS. Holders of Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. On October 6, 1997, new Treasury Regulations were issued that generally modify the information reporting and backup withholding rules applicable to certain payments made after December 31, 2000. In general, the new regulations would not significantly alter the present rules discussed above, except in certain special situations.

                             TRANSFER RESTRICTIONS

   The Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act) except to (a) qualified institutional buyers in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A, (b) a limited number of institutional "accredited investors," as defined in Rule 501
(a)(1), (2), (3) or (7) under the Securities Act, and (c) certain persons in offshore transactions in reliance on Regulation S.

   Each purchaser of the Notes will be deemed to have represented and agreed as follows (terms used below that are defined in Rule 144A or Regulation S, as applicable, under the Securities Act are used below as defined in those rules and regulations):

     (1) it (a)(i) is a qualified institutional buyer, (ii) is aware that the sale to it is being made in reliance on Rule 144A and (iii) is acquiring the Notes for its own account or for the account of a qualified institutional buyer, (b)(i) is an institutional "accredited investor" and
  (ii) is concurrently with its purchase executing and delivering the purchaser's letter described below, or (c) is not a U.S. person and is purchasing the Notes in an offshore transaction pursuant to Regulation S;

     (2) it understands that the Notes are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that the Notes have not been and, except as described in this offering circular, will not be registered under the Securities Act and that (a) if in the future it decides to offer, resell, pledge or otherwise transfer any Notes, those Notes may be offered, resold, pledged or otherwise transferred only (i) to EME, (ii) inside the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (iii) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act and subject to EME's and the Trustee's right prior to any such reoffer, resale or transfer to require the delivery of an opinion of counsel, certification or other information reasonably satisfactory to each of them that such reoffer, resale or transfer is in compliance with the Securities Act and other applicable laws, (iv) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available), or (v) pursuant to an effective registration statement under the Securities Act, in each of cases (ii) through (v), in accordance with any applicable securities laws of any State of the United States, and that (b) the purchaser will, and each subsequent holder is required to, notify any subsequent purchaser of such Notes from it of the resale restrictions referred to in clause (a) above;

     (3) it acknowledges that none of EME, the initial purchasers or any person representing EME or the initial purchasers has made any representation to it with respect to EME, the initial purchasers, any affiliates thereof or the offering of the Notes, other than the information contained in this offering circular. The purchaser is purchasing the Notes for its own account, or for one or more investor accounts for which it is acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirements of law that the disposition of its property or the property of such investor account at all times remain within its or their control and subject to its or their ability to resell the Notes pursuant to Rule 144A; and

     (4) it understands that the Notes will, until the expiration of the applicable holding period with respect to the Notes set forth in Rule 144(k) of the Securities Act, unless otherwise agreed by EME and the holder thereof, bear a legend substantially to the following effect:

  "THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

  THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF EDISON MISSION ENERGY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO EDISON MISSION ENERGY, (II) INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (II) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE."

   Each purchaser of Notes that is an institutional "accredited investor" but is not a qualified institutional buyer must execute and deliver a purchaser's letter for the benefit of the initial purchasers and EME, substantially in the form of Annex A to this offering circular, whereby such institutional "accredited investor" (a) agrees to the restrictions on transfer set forth in clause (2) above, (b) confirms that it is: (i) acquiring Notes with a minimum purchase price of not less than $100,000 for its own account or for any separate account for which it is acting; (ii) acquiring such Notes for its own account or for certain qualified institutional accounts, as specified therein; and (iii) not acquiring the Notes with a view to distribution thereof or with any present intention of offering or selling any of the Notes except in accordance with Rule 144A under the Securities Act or in accordance with Rule 904 under the Securities Act, and (c) acknowledges that the registrar and transfer agent for the Notes will not be required to accept for registration of transfer any Notes acquired by it, except upon presentation of evidence satisfactory to EME and the transfer agent that the restrictions on transfer set forth in clause (2) above have been complied with, and that any such Notes will be in the form of definitive physical certificates bearing the legend set forth in clause (4) above and the following additional legend:

  "IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS."

   Consequently, such institutional "accredited investor" may not have its Notes represented by the global certificate. See "Description of the Notes-- Book-Entry; Delivery and Form."

   Registered or beneficial owners of the Notes who wish to exchange or transfer their Notes will be required to make certain certifications and deliver certain documents as set forth in the Indenture.

   The Notes may not be sold or transferred to, and each purchaser by its purchase of the Notes will be deemed to have represented and covenanted that it is not acquiring the Notes for or on behalf of, and will not transfer the Notes to, any pension or welfare plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except that such purchase for or on behalf of a pension or welfare plan shall be permitted:

     (1) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund, and the other applicable conditions of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

     (2) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the Notes are outstanding, no plan

  (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account, and the other applicable conditions of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

     (3) to the extent such purchase is made on behalf of a plan by (A) an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "1940 Act"), that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50.0 million and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, or (B) a bank as defined in
  Section 202(a)(2) of the 1940 Act with equity capital in excess of $1.0 million as of the last day of its most recent fiscal year, or (C) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a pension or welfare plan, which insurance company has as of the last day of its most recent fiscal year, net worth in excess of $1.0 million and which is subject to supervision and examination by a State authority having supervision over insurance companies and, in any case, such investment adviser, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment adviser, bank or insurance company, do not represent more than 20% of the total client assets managed by such investment adviser, bank or insurance company at the time of the transaction, and the other applicable conditions of such exemption are otherwise satisfied;

     (4) to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA or Section 401 of the Code;

     (5) to the extent such purchase is made by or on behalf of an insurance company using the assets of its general account, the reserves and liabilities for the general account contracts held by or on behalf of any plan, together with any other plans maintained by the same employer (or its affiliates) or employee organization, do not exceed 10% of the total reserves and liabilities of the insurance company general account (exclusive of separate account liabilities), plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the insurer, in accordance with Prohibited Transaction Class Exemption 95-60, and the other applicable conditions of such exemption and otherwise satisfied;

     (6) to the extent such purchase is made by an in-house asset manager within the meaning of Part IV(a) of Prohibited Transaction Class Exemption 96-23, such manager has made or properly authorized the decision for such plan to purchase Notes, under circumstances such that Prohibited Transaction Class Exemption 96-23 is applicable to the purchase and holding of such Notes; or

     (7) to the extent such purchase will not otherwise give rise to a transaction described in Section 406 or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is unavailable.

                              PLAN OF DISTRIBUTION

   Subject to the terms and conditions set forth in the purchase agreement dated June 23, 1999, we have agreed to sell to Credit Suisse First Boston Corporation, Lehman Brothers Inc. and SG Cowen Securities Corp., who will be the initial purchasers, the following principal amounts of Notes:

                    Initial Purchasers                 Principal Amount of Notes
                    ------------------                 -------------------------
     Credit Suisse First Boston Corporation...........       $420,000,000
     Lehman Brothers Inc..............................        120,000,000
     SG Cowen Securities Corp.........................         60,000,000
                                                             ------------
       Total..........................................       $600,000,000
                                                             ============

   The purchase agreement provides that the initial purchasers are obligated to purchase all of the Notes if any are purchased. The purchase agreement also provides that if an initial purchaser defaults, the purchase commitments of non-defaulting initial purchasers may be increased or the offering may be terminated.

   The initial purchasers propose to offer the Notes initially at the offering price on the cover page of this offering circular. After the initial offering, the offering price may be changed.

   The Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except to qualified institutional buyers in reliance on Rule 144A, to a limited number of institutional accredited investors and to certain persons in offshore transactions in reliance on Regulation S. The initial purchasers have agreed that, except as permitted under the purchase agreement, they will not offer, sell or deliver the Notes as part of their distribution at any time within the United States or to, or for the account or benefit of, U.S. persons, and they will have sent to each dealer to which they sell Notes in reliance on Regulation S during such restricted period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S. Resales of the Notes are restricted as described above in "Transfer Restrictions."

   In addition, an offer or sale of the Notes within the United States by a broker/dealer (whether or not it is participating in the offering) may violate the registration requirements of the Securities Act if such offer or sale is made otherwise than pursuant to Rule 144A.

   Each of the initial purchasers severally represent and agree that:

     (1) it has not offered or sold, and prior to the date six months after the date of issuance of the Notes will not offer or sell, any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     (2) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

     (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

   The Notes are new securities for which there currently is no market. The initial purchasers have advised us that they presently intend to make a market in the Notes as permitted by applicable law. However, the initial purchasers are not obligated to make a market in the Notes and any such market-making may be discontinued at any time at the sole discretion of the initial purchasers. Accordingly, we cannot assure you that any market for the Notes will develop or that any market that does develop will be liquid.

   We have agreed to indemnify the initial purchasers against certain liabilities or to contribute to payments which they may be required to make in respect thereof.

   The initial purchasers and certain of their affiliates have engaged in transactions with and performed commercial banking and investment banking services for us and our affiliates from time to time for which they receive customary banking fees and commissions.

   The initial purchasers may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as described below:

  . Over-allotment involves sales in excess of the offering size, which creates a short position for the initial purchasers.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions.

  . Penalty bids permit the initial purchasers to reclaim a selling concession from a broker/dealer when the Notes originally sold by such broker/dealer are repurchased in a covering transaction to cover short positions.

   Such stabilizing transactions, covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. If the initial purchasers commence any of these transactions, they may discontinue them at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of purchasers

   Each purchaser of the Notes in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as a principal and not as an agent, and (iii) such purchaser has reviewed the text above in "--Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer, and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recission or rights of action under the civil liability provisions of the U.S. federal securities laws. Following a decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in Section 12(2) of the United States Securities Act of 1933 where securities are being offered under a U.S. private placement memorandum such as this document.

Enforcement of Legal Rights

   All of the issuers, directors and officers as well as the experts named in this offering circular may be located outside Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside Canada.

Notice to British Columbia Residents

   A purchaser of the Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to the offering made pursuant to this offering circular. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Certain legal matters with respect to the Notes will be passed upon for EME by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP also represents the initial purchasers from time to time. Latham & Watkins, New York, New York, will pass upon certain legal matters for the initial purchasers in connection with the issuance of the Notes. Latham & Watkins also represents EME and its affiliates from time to time.

                             AVAILABLE INFORMATION

   EME is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and information statements and other information with the Securities and Exchange Commission. Such reports and information statements and other information filed by EME with the Securities and Exchange Commission can be inspected and copied at the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed with the Securities and Exchange Commission are incorporated by reference into this offering circular:

     (i) EME's Annual Report on Form 10-K for the year ended December 31,
  1998;

     (ii) EME's Current Report on Form 8-K dated March 18, 1999; and

     (iii) EME's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

   Any statement contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this offering circular except as so modified or superseded.

                                                                         ANNEX A

             FORM OF LETTER TO BE DELIVERED BY ACCREDITED INVESTORS

Edison Mission Energy
18101 Von Karman Avenue, Suite 1700
Irvine, California 92612-1046

Credit Suisse First Boston Corporation
Lehman Brothers Inc.
SG Cowen Securities Corp.
 c/o Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, NY 10010-3629
Attention: Transactions Advisory Group

Dear Sirs:

   We are delivering this letter in connection with an offering of $600,000,000 of 7.73% Senior Notes due June 15, 2009 (the "Notes") of Edison Mission Energy, a California corporation (the "Company"), as described in the Confidential Offering Circular (the "Offering Circular") relating to the offering.

   We hereby confirm that:

     (i) we are an "accredited investor" within the meaning of Rule 501(a)(1), (2) or (3) under the Securities Act of 1933, as amended (the "Securities Act"), or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2) or (3) under the Securities Act (an "Institutional Accredited Investor");

     (ii) (A) any purchase of the Notes by us will be for our own account or for the account of one or more other Institutional Accredited Investors or as fiduciary for the account of one or more trusts, each of which is an "accredited investor" within the meaning of Rule 501(a)(7) under the Securities Act and for each of which we exercise sole investment discretion or (B) we are a "bank", within the meaning of Section 3(a)(2) of the Securities Act, or a "savings and loan association" or other institution described in Section 3(a)(5)(A) of the Securities Act that is acquiring the Notes as fiduciary for the account of one or more institutions for which we exercise sole investment discretion;

     (iii) in the event that we purchase any of the Notes, we will acquire Notes having a minimum purchase price of not less than $100,000 for our own account or for any separate account for which we are acting;

     (iv) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of purchasing the Notes;

     (v) we are not acquiring the Notes with a view to distribution thereof or with any present intention of offering or selling any of the Notes, except inside the United States in accordance with Rule 144A under the Securities Act or outside the United States in accordance with Regulation S under the Securities Act, as provided below, provided that the disposition of our property and the property of any accounts for which we are acting as fiduciary shall remain at all times within our control; and

     (vi) we have received a copy of the Offering Circular relating to the offering of the Notes and acknowledge that we have had access to such financial and other information, and have been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto, as we deem necessary in connection with our decision to purchase the Notes.

   We understand that the Notes are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act and that the Notes have not been registered under the Securities Act, and we agree, on our own behalf and on behalf of each account for which we acquire any Notes, that if in the future we decide to resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only (i) to the Company, (ii) inside the United States to a person who we reasonably believe is a "qualified institutional buyer" (as defined in Rule 144A under the

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Securities Act) in a transaction meeting the requirements of Rule 144A, (iii)
outside the United States in a transaction in accordance with Rule 904 under the Securities Act, (iv) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (v) pursuant to an effective registration statement under the Securities Act, in each of cases (ii) through (v), in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction. We understand that the registrar and transfer agent for the Notes will not be required to accept for registration of transfer any Notes acquired by us, except upon presentation of evidence satisfactory to the Company and the transfer agent that the foregoing restrictions on transfer have been complied with. We further understand that any Notes acquired by us will be in the form of definitive physical certificates and will bear a legend reflecting the substance of this paragraph.

   We acknowledge that you, the Company and others will rely upon our confirmations, acknowledgments and agreements set forth herein, and we agree to notify you promptly in writing if any of our representations or warranties herein ceases to be accurate and complete.

   THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Date: _______________________________     _____________________________________
                                          (Name of Purchaser)

                                          By: _________________________________
                                            Name:
                                            Title:
                                            Address:

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                 [LOGO OF EDISON MISSION ENERGY APPEARS HERE]